UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

CommVault Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CommVault Systems, Inc.

2 Crescent Place

Oceanport, NJ 07757

(732) 870-4000

July 8, 2013

To the Stockholders of CommVault Systems, Inc.:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of CommVault Systems, Inc. (“CommVault” or the “Company”). The Annual Meeting will be held Wednesday, August 21, 2013, at 9:00 a.m., local time, at the Company’s offices located at 2 Crescent Place, Oceanport, New Jersey.

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice Regarding the Availability of Proxy Materials instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report, as well as how to submit your proxy over the Internet or by telephone. If you would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the Notice Regarding the Availability of Proxy Materials.

In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders and a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Annual Meeting. The Proxy Statement includes general information about CommVault as well as information on the specific proposals you will be asked to consider and vote upon at the Annual Meeting. A record of our activities for the year ended March 31, 2013 is contained in the Annual Report to stockholders, a copy of which is available on the Internet as described in the Notice Regarding the Availability of Proxy Materials and a printed copy is available upon request and without charge to stockholders entitled to vote at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by either using our telephone or internet voting procedures or by completing, executing and returning the proxy card which you have received from us. If you attend the Annual Meeting, you may vote in person even if you have previously submitted your proxy.

Very truly yours,

N. ROBERT HAMMER Chairman, President and Chief Executive Officer

CommVault Systems, Inc.

2 Crescent Place

Oceanport, NJ 07757

(732) 870-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 21, 2013

Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on August 21, 2013

The Annual Meeting of Stockholders of CommVault Systems, Inc. will be held at the Company’s offices located at 2 Crescent Place, Oceanport, New Jersey on Wednesday, August 21, 2013, at 9:00 a.m., local time.

The purposes of the meeting are:

1.	To elect three Class I Directors for a term to expire at the 2016 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2014;

3.	To approve the Company’s Employee Stock Purchase Plan;

4.	To vote, on an advisory basis, on executive compensation; and

5.	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on July 1, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Stockholders of record have been mailed a Notice Regarding the Availability of Proxy Materials on or around July 8, 2012, which provides stockholders with instructions on how to access the proxy materials on the Internet, and if they prefer, how to request paper copies of these materials.

Each stockholder is urged to either to utilize our telephone or Internet voting procedures to submit a proxy or to complete, date and sign the proxy card which you have received from us and return it to us in the envelope which we have provided and which requires no postage if mailed in the United States. Utilizing our telephone or Internet voting procedures to submit your proxy or sending in your proxy card will not prevent you from voting in person at the Annual Meeting.

This proxy statement and our annual report to stockholders are available at www.cfpproxy.com/6030.

By Order of the Board of Directors

WARREN H. MONDSCHEIN Vice President, General Counsel and Secretary Chief Compliance Officer

Oceanport, New Jersey

July 8, 2013

CommVault Systems, Inc.

2 Crescent Place

Oceanport, NJ 07757

(732) 870-4000

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 21, 2013

July 8, 2013

This statement is furnished in connection with the solicitation on behalf of the Board of Directors of CommVault Systems, Inc. (which we refer to as we, us, our, CommVault or our company) of proxies to be voted at the Annual Meeting of Stockholders on August 21, 2013, or at any adjournment or postponement thereof. This proxy statement and the associated proxy card are first being made available at www.cfpproxy.com/6030, and we intend to begin distribution of the Notice Regarding the Availability of Proxy Materials to stockholders, on or about July 8, 2013. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2013, which includes audited financial statements, is also being made available concurrently with the proxy statement at www.cfpproxy.com/6030.

Voting Rights and Solicitation

July 1, 2013 was the record date for the determination of stockholders entitled to vote at the Annual Meeting. On that date, 46,650,052 shares of common stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held of record. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders during regular business hours at our principal executive offices located at 2 Crescent Place, Oceanport, New Jersey 07757 for 10 days preceding the meeting and also will be available for examination at the Annual Meeting.

Stockholders may provide voting instructions by completing, executing and returning the proxy card which we have provided. Alternatively, stockholders may submit a proxy over the Internet or by telephone in accordance with the instruction set forth on the proxy card or the Notice Regarding Availability of Proxy Materials. All properly completed, unrevoked proxies received prior to the close of voting at the Annual Meeting will be voted in accordance with the instructions provided. If a properly executed, unrevoked written proxy card submitted by a record holder does not specifically direct the voting of shares, the shares represented by such proxy will be voted (i) FOR the election of all nominees for election as director described in this proxy statement, (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2014, (iii) FOR approval of our Employee Stock Purchase Plan; (iv) FOR approval, on an advisory basis, of executive compensation, and (v) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting. If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Brokers who are members of the NYSE or Nasdaq have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors, the Employee Stock Purchase Plan or executive compensation unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your vote with respect to directors, the Employee Stock Purchase Plan and executive compensation is counted.

A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated proxy via the Internet or telephone), giving timely written notice of such revocation to the Secretary of our company or by attending the Annual Meeting and voting in person.

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions and broker non-votes (described below) will be counted to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed.

Assuming the presence of a quorum, the affirmative vote of (1) a plurality of the votes cast at the Annual Meeting (in person or by proxy) is required for the election of directors, and (2) holders of a majority of the common stock present at the Annual Meeting (in person or by proxy) and entitled to vote is required to ratify Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2014 and to approve our Employee Stock Purchase Plan. As a non-binding, advisory vote, there is no specific approval requirement for the advisory vote on executive compensation proposal.

Effect of Abstentions and Broker Non-Votes

Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions have no effect on the election of directors. Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent public accountants and our Employee Stock Purchase Plan, abstentions have the effect of a vote against these proposals. Similarly, abstentions have the effect of a vote against the proposal to approve executive compensation (on an advisory basis).

If you hold shares through a broker or other nominee, your broker or nominee is permitted to exercise voting discretion only with respect to certain, routine matters. Broker non-votes are shares held by brokers or other nominees that do not have discretionary voting authority with respect to a matter and have not received specific voting instructions from the beneficial owner. Broker non-votes will be counted for purposes of establishing a quorum but will otherwise have no effect on the outcome of the vote on any of the matters presented for your vote.

Brokers who have not received voting instructions from beneficial owners may vote in their discretion with respect to Proposal No. 2 (the ratification of the appointment of our independent auditors).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class of directors elected for a three-year term at each annual meeting. Each Class consists of three directors. Each director holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death. The terms of the Class I Directors will expire at the 2013 Annual Meeting.

Upon the recommendation of the Nominations and Governance Committee, the Board of Directors has nominated Armando Geday, F. Robert Kurimsky and David F. Walker to hold office as Class I Directors until the annual meeting in 2016.

The persons named as proxy voters in the proxy card for our 2013 Annual Meeting, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your proxy. CommVault has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, in the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominations and Governance Committee of the Board of Directors.

You may vote for or withhold your vote from any or all of the director nominees. Assuming a quorum is present, the affirmative vote of the plurality of votes cast at the Annual Meeting (in person or by proxy) will be required for the election of directors.

OUR BOARD OF DIRECTORS

The following table shows information as of July 1, 2013 with respect to each person who is an executive officer, continuing director or director nominee. Biographical information for each continuing director is set forth immediately following the table. Biographical information for each director nominee appears under “Election of Directors” above.

Name	Age	Position	Director Since
N. Robert Hammer	71	Chairman, President and Chief Executive Officer	1998
Alan G. Bunte	59	Director, Executive Vice President and Chief Operating Officer	2008
Frank J. Fanzilli Jr.(1)	56	Director	2002
Armando Geday(1)	51	Director	2000
Keith Geeslin(1)	60	Director	1996
F. Robert Kurimsky(2)(3)	74	Director	2001
Daniel Pulver(2)(3)	44	Director	1999
Gary B. Smith(3)(4)	52	Director	2004
David F. Walker(2)(3)	59	Director	2006

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominations and Governance Committee
(4)	Lead Director

Nominees for Election

Armando Geday has served as a director of our company since July 2000. From April 1997 until February 2004, Mr. Geday served as president, chief executive officer and a director of GlobespanVirata, Inc., a digital subscriber line chipset design company. After GlobespanVirata was acquired by Conexant Systems, Inc. in 2004, Mr. Geday served as chief executive officer of Conexant from February 2004 until November 2004. Prior to joining GlobespanVirata, Mr. Geday served as vice president and general manager of the multimedia communications division of Rockwell Semiconductor Systems. Prior to joining Rockwell, Mr. Geday held several other marketing positions at Harris Semiconductor. Mr. Geday serves on the board of TagSys. Mr. Geday obtained his bachelor’s degree in electrical engineering from the Florida Institute of Technology. He is currently an adviser and entrepreneur involved with various internet and technology ventures.

From his chief executive officer experience in the technology industry, Mr. Geday has perspectives on the operations, challenges and complex issues facing growing companies. Mr. Geday also brings an international viewpoint to Board deliberations.

F. Robert Kurimsky has served as a director of our company since February 2001. Mr. Kurimsky served as senior vice president of Technology Solutions Company, a systems integrator, from 1994 through 1998 and again from January 2002 through June 2003. Mr. Kurimsky served as senior vice president of The Concours Group, a consulting and executive education provider, from 1998 through December 2001. Prior to his service with Technology Solutions Company, Mr. Kurimsky spent 20 years leading numerous information systems and administration functions at the Philip Morris Companies, Inc. (now Altria Group, Inc.), rising to the level of vice president. Mr. Kurimsky served on the Board of the Advisory Council, a private IT research, education and consulting firm, from 2002 to 2007. Mr. Kurimsky obtained a bachelor of science at Fairfield University and a master of engineering degree from Yale University and attended the Stanford Executive Program at Stanford University.

In particular, Mr. Kurimsky brings a customer focus to the Board with an understanding of what features, products and services are important to our customers. Mr. Kurimsky’s engineering education also gives him perspectives on the technical side of our business, while his extensive management experience makes him a valuable member of our Nominations and Governance and Audit Committees.

David F. Walker has served as a director of our company since February 2006 and is chairman of our Audit Committee. Mr. Walker served as the Director of the Accountancy Program and the Program for Social Responsibility and Corporate Reporting at the University of South Florida St. Petersburg from 2002 until June 2009. Prior to joining the University of South Florida, Mr. Walker was with Arthur Andersen LLP, having served as a partner in that firm from 1986 through 2002 and most recently until 2002 as partner in charge of the firm’s assurance and business advisory services practice for the Florida and Caribbean region. Mr. Walker earned a master’s of business administration from the University of Chicago Graduate School of Business with concentration in accounting, finance and marketing, and a bachelor of arts degree from DePauw University with majors in economics and mathematics and a minor in business administration. Mr. Walker is a certified public accountant and a certified fraud examiner. Mr. Walker also serves on the board of directors of CoreLogic, Inc. and Chico’s FAS, Inc., participating on the acquisition committee and chairing the audit committee at CoreLogic and participating on the executive, audit and nominating and governance committees of Chico’s FAS and chairing its audit committee. In addition, Mr. Walker served on the boards of directors of Atlantic Blue Group, Inc. from June 2012 to December 2012, First Advantage Corporation from 2003 to 2009, Paradyne Networks from 2003 to 2005 and Technology Research Corporation from 2004 to 2010, and chaired the audit committees of each of these companies during his tenure on their boards.

Mr. Walker’s business, accounting and finance expertise is valuable to the Board of Directors. He has an in depth understanding of technical accounting and financial reporting principles and risk oversight, and has a keen business sense. Based on his experience and knowledge, he serves as our company’s audit committee financial expert. In addition, Mr. Walker has held various public company directorships and has chaired other public company audit committees and brings that experience to the Board.

The Board of Directors recommends that you vote FOR each of the nominees listed above.

Continuing Directors

Class II Directors Whose Terms Expire in 2014

Alan G. Bunte has served as a director of our company since January 2008, as our Executive Vice President and Chief Operating Officer since October 2003 and as our senior vice president from December 1999 until October 2003. Prior to joining our company, Mr. Bunte was with Norand Corporation from 1986 to January 1998, serving as its senior vice president of planning and business development from 1991 to January 1998. Mr. Bunte obtained his bachelor’s and master’s degrees in business administration from the University of Iowa.

Mr. Bunte’s detailed knowledge of the operational aspects of CommVault’s business, obtained through his role as chief operating officer, is a valuable resource for Board discussions and decision-making. The Board benefits from Mr. Bunte’s long experience with our company and its management. Mr. Bunte has a strong financial background. In addition, his industry experience provides the Board with valuable insights.

Frank J. Fanzilli, Jr. has served as a director of our company since July 2002. Mr. Fanzilli was previously a Managing Director and the Global Chief Information Officer of Credit Suisse First Boston, where he worked from 1985 until his retirement in 2002. Prior to joining Credit Suisse, Mr. Fanzilli was an engineer with IBM, where he managed systems engineering and software development for Fortune 50 accounts. Mr. Fanzilli has served on the boards of a number of notable companies in the software industry, including PeopleSoft, nLayers, Avaya and InterWoven, where he served as chairman of the board and chairman of its strategy committee. Mr. Fanzilli has also been a member of the compensation, nominating and governance committee and audit committee on several public and private company boards. In addition to CommVault, Mr. Fanzilli currently serves on the boards of directors of Calypso Technology, Inc., Asset Control Systems, Inc. and GFI Group. He obtained his bachelor’s degree in management, cum laude, from Fairfield University and his master’s in business administration, with distinction, from New York University.

Mr. Fanzilli has extensive experience in information technology, both as from the perspective of a corporate user of information technology and as a systems engineer and software developer. He has served in executive operational positions at large financial and technology companies, which has provided him with experience and knowledge in information technology. Mr. Fanzilli’s insights in this core area of CommVault’s business is very useful to the Board, and Mr. Fanzilli also contributes a customer perspective to the Board. In addition, Mr. Fanzilli has held various public company directorships and brings that experience to the Board.

Daniel Pulver has served as a director of our company since October 1999 and is chairman of our Nominations and Governance Committee. Mr. Pulver is a founder and managing member of Pulver Capital Management. Mr. Pulver served as a director at Credit Suisse First Boston LLC from November 2000, when Credit Suisse First Boston LLC (now Credit Suisse Securities (USA) LLC) merged with Donaldson, Lufkin & Jenrette, until April 2005. Mr. Pulver obtained his bachelor’s degree from Stanford University and his master’s in business administration from Harvard Business School. Mr. Pulver also serves on the board of directors of Data Center Infrastructure Holdings, Endstream Communications and Pulver Capital Management. In addition, he served on the board of directors of the NeuroMatrix Group from 2009 to 2012 and Accellent Inc. from 2005 to 2006. Prior to May 24, 2007, Mr. Pulver served on the Compensation Committee of our company.

Mr. Pulver has extensive private equity and investment banking experience in technology industries, which has given him both business and finance expertise which is valuable to the board. He brings financial management and financial analysis perspective to Board. In addition, Mr. Pulver has held directorships, including a public company directorship, and brings that experience to the Board.

Class III Directors Whose Terms Expire in 2015

N. Robert Hammer has served as our Chairman, President and Chief Executive Officer since March 1998. Mr. Hammer was also a venture partner from 1997 until December 2003 of the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Hammer served as the chairman, president and chief executive officer of Norand Corporation, a portable computer systems manufacturer, from 1988 until its acquisition by Western Atlas, Inc. in 1997. Mr. Hammer led the leveraged buy-out of Norand from Pioneer Hi-Bred International, Inc. and then served as Norand’s Chairman through its initial public offering in 1993. Prior to joining Norand, Mr. Hammer also served as chairman, president and chief executive officer of publicly-held Telequest Corporation from 1987 until 1988 and of privately-held Material Progress Corporation from 1982 until 1987. Prior to joining Material Progress Corporation, Mr. Hammer spent 15 years in various sales, marketing and management positions with Celanese Corporation, rising to the level of vice president and general manager of the structural composites materials business. Mr. Hammer obtained his bachelor’s degree and master’s degree in business administration from Columbia University.

As the chief executive officer of our company, Mr. Hammer is able to bring his comprehensive knowledge about CommVault’s business strategies, financial position and operations into Board deliberations. In addition, he has prior leadership experience in both public and private companies. He has expertise in both industry and finance matters. Mr. Hammer’s vision and business acumen are critical assets to the Board.

Keith Geeslin has served as a director of our company since May 1996 and is chairman of our Compensation Committee. Mr. Geeslin has been a partner at Francisco Partners since January 2004, prior to which Mr. Geeslin spent 19 years with the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Geeslin was the general manager of a division of Tymshare, Inc, a provider of public computer and network services and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin obtained his bachelor’s degree in electrical engineering from Stanford University and master’s degrees from Stanford University and Oxford University. Mr. Geeslin also serves on the board of directors of Synaptics, Inc., Source Photonics and Cross Match Technologies.

Mr. Geeslin’s private equity and venture capital experience, with a focus on technology sector companies, has given him an understanding of finance and of growth strategies, as well as experience in evaluating businesses in our company’s industry, all of which is very helpful to the Board of Directors. Mr. Geeslin has a keen business sense. Originally representing one of our company’s initial investors, Mr. Geeslin has a long history with CommVault and its management, providing continuity to Board deliberations. Mr. Geeslin has held various public company directorships and brings that experience to the Board.

Gary B. Smith has served as a director of our company since May 2004 and as our lead director since May 2006. Mr. Smith is currently the president, chief executive officer and a director of Ciena Corporation, a global supplier of telecommunications networking equipment, software and services. Mr. Smith began serving as chief executive officer of Ciena in May 2001, in addition to his existing responsibilities as president and director, positions he has held since October 2000. Mr. Smith joined Ciena in November 1997, and previously served as the company’s chief operating officer and senior vice president, worldwide sales. From 1995 through 1997, Mr. Smith served as vice president of sales and marketing for INTELSAT. He also previously served as vice president of sales and marketing for Cray Communications, Inc. Mr. Smith received his master’s in business administration from Ashridge Management College, United Kingdom. Mr. Smith currently serves on the board of directors of Avaya Inc., as a commissioner for the Global Information Infrastructure Commission and is a member of the National Security Telecommunications Advisory Committee (NSTAC).

Mr. Smith is an experienced chief executive officer of a company in the information technology industry. As such, he has leadership skills and industry experience, as well as perspectives on the operations, challenges and complex issues facing growing technology-based companies. He also has global sales and marketing experience which is useful to the Board. Mr. Smith’s experience as a director of a public company also benefits the Board. The combination of his experience makes him well suited to serve as our company’s lead independent director.

CORPORATE GOVERNANCE

Overview

We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.

Independence of Directors (see p. 7)

•	Seven of our nine current directors are independent under the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).

•	We have a lead independent director, Mr. Smith.

Audit Committee (see p. 8 and p. 38)

•	All members meet the independence standards for audit committee membership under the Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

•

One member of the Audit Committee, Mr. Walker, qualifies as an “audit committee financial expert,” as defined in the SEC rules, and the remaining members of the Audit Committee satisfy Nasdaq’s financial literacy requirements.

•	The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint or replace our independent auditors.

•	The Audit Committee has adopted policies and procedures governing the pre-approval of all audit and non-audit services provided by our independent auditors.

Compensation Committee (see p. 9 and p. 37)

•	All members meet the independence standards for compensation committee membership under the Nasdaq listing standards and applicable SEC rules.

•	The Compensation Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

Nominations and Governance Committee (see p. 9)

•	All members meet the independence standards for nominating committee membership under the Nasdaq listing standards.

•

The Nominations and Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for nominating directors and developing corporate governance guidelines.

Corporate Governance Policies

•	We have adopted Corporate Governance Policies, including qualification and independence standards for directors.

Codes of Business Ethics and Conduct

•	We have adopted a Code of Ethics for Senior Financial Managers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller.

•

We also operate under an omnibus Code of Business Ethics and Conduct that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interests.

•	We have established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.

Our Audit Committee, Nominations and Governance Committee and Compensation Committee Charters, Code of Ethics for Senior Financial Officers, Corporate Governance Policies, Code of Business Ethics and Conduct, Amended and Restated Bylaws, Charter of the CommVault Systems Disclosure Committee, Insider Trading Policy and Policy of Fair Disclosure to Investors may be accessed on our website at www.commvault.com. The contents of the website are not, however, a part of this proxy statement. In addition, we will make a copy of any of these documents available to any person, without charge, upon written request to CommVault Systems, Inc., 2 Crescent Drive, Oceanport, New Jersey 07757, Attn: General Counsel. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable Nasdaq rules regarding amendments to or waivers of our Code of Ethics for Senior Financial Officers and Corporate Governance Principles by posting this information on our website at www.commvault.com.

The Board of Directors and Its Committees

General. Our Board of Directors currently comprises nine members, seven of whom are not officers of our company and two of whom are officers of our company. Our Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of our Board of Directors and a focus on matters of importance to our stockholders.

Our Board of Directors has determined that Messrs. Frank J. Fanzilli, Jr., Armando Geday, Keith Geeslin, F. Robert Kurimsky, Daniel Pulver, Gary B. Smith and David F. Walker, all of the outside directors, are “independent” as that term is defined under the applicable listing standards of Nasdaq. In making this determination for each director, the Nominations and Governance Committee, on behalf of our Board of Directors, considered the standards of independence set forth in the Nasdaq corporate governance listing standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and our company that, in the opinion of the Nominations and Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with our company (either directly, or as a partner, shareholder or other officer of an organization that has a relationship with our company).

During the year ended March 31, 2013, our Board of Directors held 5 meetings. All of our directors who served in the year ended March 31, 2013, attended all of the meetings of the Board of Directors and all meetings of the committees of the Board held and on which the director served. The Board of Directors is scheduled to meet in executive session, without management, at every Board meeting that the directors attend in person. Mr. Smith acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management.

Because we do not schedule a Board of Directors meeting to coincide with our Annual Meeting, attendance at our Annual Meeting by our directors is encouraged but not required. Two of our directors attended our 2012 Annual Meeting. The Board of Directors has three standing committees. These committees have the responsibilities and authority described later in this section.

Board Leadership Structure. CommVault’s policy regarding its leadership structure is to adopt the practice which best serves our company’s needs at any particular time. Our Board has currently determined that the most effective leadership structure for our company is for N. Robert Hammer to serve as both Chairman and Chief Executive Officer.

Mr. Hammer has consistently provided strong leadership to our company and Board since becoming Chairman and Chief Executive Officer in March 1998. His strategic vision and financial discipline have been integral to our company’s growth.

Mr. Hammer’s dual role provides the opportunity for better decision making and Board leadership given the greater level of information provided through his access to both management and the Board. The dual role provides a high level of communication between management and the Board on all matters and capitalizes on Mr. Hammer’s successful history in leading both our company and the Board. The Board currently believes having on person serve as both Chief Executive Officer and Chairman of the Board also eliminates the potential of duplication of efforts and inconsistent actions, enabling the Board and management to work effectively toward the same goals and strategy.

While Mr. Hammer serves as Chairman, strong independent Board leadership is exerted by our lead independent director, Gary B. Smith, who provides additional support to the corporate governance structure. Under our Corporate Governance Policies, the lead independent director is responsible to coordinate the activities of the other independent directors and to fulfill other responsibilities established by the Board or the independent directors. Currently, our lead independent director’s specific responsibilities include presiding at executive sessions of the Board and facilitating communication between Board members and the Chairman. Our lead director also communicates to the CEO on issues identified by the other independent directors. As a member of the Nominations and Governance Committee, Mr. Smith participates in the annual Board performance evaluation process and in the assessment of our company’s Governance Policies. The lead independent director, and many of the other directors, communicates with the Chairman and Chief Executive Officer regarding appropriate agenda topics and other board related matters. In accordance with our Corporate Governance Policies, no director may serve as lead independent director for more than seven consecutive years.

Board Oversight of Risk. Our company’s policies and procedures relating to risk assessment and risk management are overseen by its Board of Directors. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our company. The involvement of the Board in setting our company’s business strategy is a key part of its assessment of management’s risk tolerance and what constitutes an appropriate level of risk for our company. The Board of Directors considers risk management to varying degrees regularly at its meetings. The Board will adjust its practices with respect to risk oversight whenever it determines it needs to do so and will involve itself in particular areas or business circumstances where its proper exercise of oversight requires it.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk assessment and risk management. The Audit Committee is required under its charter to inquire of management and the independent auditor concerning significant financial risks or exposures and to assess the steps management has taken to minimize such risks. The Audit Committee also oversees our company’s internal audit function, compliance matters and reviews with the General Counsel any legal matters, including litigation, that may have a material impact on our company’s financial statements, financial condition or results of operations. In addition, the Compensation Committee assesses compensation related risk and the Nominations and Governance Committee addresses management and governance risk, including through its oversight of the succession planning process. Each of these Board committees reports to the full Board with respect to its risk oversight functions.

At the management level, our company has appointed our General Counsel as our Chief Compliance Officer to oversee risk related matters, and we have established a disclosure committee to monitor our company’s compliance with its disclosure obligations under law and Nasdaq regulations and an executive review committee to monitor and approve certain transactions or other corporate matters that deviate from our company’s standard practices. The senior management of our company, including the Chief Compliance Officer, report to the Board or Board committees regarding risk issues, including those identified by the foregoing committees. In accordance with our company’s Corporate Governance Policies, the Board has complete and open access to any member of our company’s management and any of our company’s employees, as well as any outside advisors or independent advisors retained by the Board. In addition, our company’s Chief Financial Officer and General Counsel and Chief Compliance Officer are available at Board and committee meetings to answer questions relating to risk oversight. Further, because the Chief Executive Officer and Chief Operating Officer are directors, they bring a unique perspective on our company’s risk profile and risk assessment to Board deliberations based on their day to day management responsibilities.

Audit Committee. The Audit Committee is responsible for the appointment of, compensation of and oversight over the work of our independent auditor. Additionally, the Audit Committee monitors the integrity of our financial statements, our independent auditor’s qualifications and independence, our compliance with legal and regulatory requirements and the performance of our internal audit function and independent auditor. The Audit Committee relies on the knowledge and expertise of our management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The members of the Audit Committee are Messrs. Walker (Chairman), Kurimsky and Pulver. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the applicable listing standards of Nasdaq. The Board of Directors has determined that Mr. Walker qualifies as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002, and that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee.

The Audit Committee operates under a written charter. The Audit Committee held 5 meetings in the year ended March 31, 2013. A report of the Audit Committee appears elsewhere in this proxy statement.

Compensation Committee. The Compensation Committee is responsible for overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The members of the Compensation Committee are Messrs. Geeslin (Chairman), Fanzilli and Geday. The Compensation Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.

Management assists the Compensation Committee in the performance of its duties. Each year, the Chief Executive Officer reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to the executive officers’ compensation.

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. From time to time, consultants, including Compensia, also provide additional services at the request of our company. In fiscal year 2013, the Compensation Committee and Management jointly engaged Compensia for services that included assistance and advice in the formulation of our company’s cash and equity compensation programs. The Compensation Committee reviewed the independence of Compensia under SEC and Nasdaq rules and concluded that its works had not raised any conflict of interest.

The Compensation Committee operates under a written charter. The Compensation Committee held 3 meetings and the Committee, or a sub-committee thereof, acted by unanimous written consent 17 times during fiscal year 2013. A report of the Compensation Committee appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation Committee’s processes and procedures for considering and determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominations and Governance Committee. The Nominations and Governance Committee is responsible for identifying and recommending to our Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters, including reviewing our corporate governance policy. The members of the Nominations and Governance Committee are Messrs. Pulver (Chairman), Kurimsky, Smith and Walker. The Nominations and Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.

The Nominations and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of our Board of Directors and for carrying out adequate due diligence with respect to prospective board members. The Nominations and Governance Committee will consider nominees that are recommended by members of the Board of Directors, management or other stockholders. Nominees for director shall be selected on the basis of depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness of the candidate to devote adequate time to board duties, the interplay of the candidate’s experience and skills with those of other board members, and the extent to which the candidate would be a desirable addition to our Board of Directors and any committees of the Board.

If the Nominations and Governance Committee receives, prior to the date that is 120 days before the anniversary of the date of mailing for the prior year’s proxy statement, a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of our company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate and whether the Nominations and Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

If a stockholder desires to nominate persons for election as director at any stockholders’ meeting duly called for the election of directors, written notice of the stockholder’s intent to make such a nomination must be given and received by the Secretary at our principal executive offices either by personal delivery or by United States mail not later than (i) with respect to an annual meeting of stockholders, 90 days prior to the anniversary date of the date on which notice of the prior year’s annual meeting was mailed to stockholders, and (ii) with respect to a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders.

Each notice shall describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and shall set forth:

•	the name and address, as it appears on our books, of the stockholder who intends to make the nomination;

•	a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such nomination;

•	whether the stockholder plans to deliver or solicit proxies from other stockholders;

•	the class and number of our shares which are beneficially owned by the stockholder;

•	the name and address of any person to be nominated;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	the consent of each nominee to serve as a Director of our company if so elected.

The Nominations and Governance Committee operates under a written charter. The Nominations and Governance Committee met 3 times in the year ending March 31, 2013.

Stockholder Communication Policy. Stockholders can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address.

Corporate Secretary

CommVault Systems, Inc.

2 Crescent Place

Oceanport, New Jersey 07757

You may submit your concern anonymously or confidentially by postal mail.

Communications are distributed to our Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board of Directors as a group through the Investor Relations section of our website at www.commvault.com. The Secretary will forward all communications to the Board to the Chairman of the Audit Committee or the Chairman of the Nominations and Governance Committee, who will determine when it is appropriate to distribute such communications to other members of the Board or to management.

Board Diversity. The Board of Directors has adopted a policy on Board diversity to be implemented by the Nominations and Governance Committee. This policy requires the Nominations and Governance Committee to consider diversity in professional experience, skills, broad-based business knowledge, understanding of our company’s business environment and training when recommending Director nominees to the Board, with the objective of achieving a board with diverse business and educational backgrounds. It is the goal of this policy for the Board to be composed of members with individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our company’s governance and strategic needs. In accordance with our company’s Corporate Governance Guidelines, the Nominations and Governance Committee will consider the interplay of the director candidate’s experience and skills with those of other Board members, as well as the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. When recommending nominees for Director, the Nominations and Governance Committee does not discriminate against candidates based on gender, ethnicity, religion or national origin. Our company’s Board diversity policy specifies that the Nominations and Governance Committee will review the skills and attributes of Board members within the context of the current make-up of the full Board from time to time as the Nominations and Governance Committee deems appropriate. In connection with its deliberations with respect to Director nominations for our company’s 2013 annual meeting, the Nominations and Governance Committee assessed that it effectively nominates candidates for Director in accordance with the above described standards, with the current Board being composed of individuals with finance, accounting, technology, management and international experience. See each nominee’s and director’s biography appearing earlier in this proxy statement for a description of the specific experiences that each such individual brings to the Board.

Transactions with Related Persons

The Board of Directors recognizes that transactions between us and certain related persons present a heightened risk of conflicts of interest. It is our policy to have the Audit Committee review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related persons disclosure requirements (“Related Persons Transactions”). The Audit Committee is to review such transaction based upon the rules of Nasdaq and upon the our ethics and governance guidelines. We did not enter into any Related Persons Transactions during the year ended March 31, 2013.

We have a Code of Business Ethics and Conduct, a copy of which is posted on the Investor Relations portion of our web page at www.commvault.com, which applies to all of our employees. The Code, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting employment or other activities in certain other businesses, soliciting clients for any other purpose or relationships that may be perceived as impairing the ability of the individual or our company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any complaints or concerns require disclosure to the Vice President, General Counsel or Vice President, Worldwide Human Resources and, if warranted, to the Audit Committee or Nominations and Governance Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.

Based solely upon our review of such forms furnished to us during the year ended March 31, 2013, and upon the written representations received by us from certain of our directors and executive officers, we believe that our officers and 10% stockholders complied with all Section 16(a) filing requirements on a timely basis during the year ended March 31, 2013 except that due to an administrative error, each director had one late filing related to the receipt of their annual equity award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management

The following table shows, as of June 30, 2013, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each named executive officer (defined below); and (3) all directors and executive officers as a group. The number of shares of our common stock beneficially owned by a person includes shares of commons stock issuable with respect to options, restricted stock units and convertible securities held by the person which are exercisable, convertible or will vest within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options, vested in restricted stock units and converted all convertible securities, the person holds which are exercisable, convertible or will vest within 60 days, and that no other persons exercised any of their options, vested in any of their restricted stock units or converted any of their convertible securities.

	Shares of Common Stock Owned	Percent of Common Stock Outstanding
Directors
N. Robert Hammer(1)	3,737,816	7.8%
Alan G. Bunte(2)	1,009,256	2.1%
Frank J. Fanzilli, Jr.(3)	112,017	*
Armando Geday(4)	124,917	*
Keith Geeslin(5)	18,073	*

F. Robert Kurimsky(6)	65,544	*
Daniel Pulver(7)	110,417	*
Gary B. Smith(8)	56,917	*
David F. Walker(9)	52,167	*
Named Executive Officers
Brian Carolan(10)	122,448	*
Ron Miiller(11)	257,146	*
David R. West(12)	95,576	*
Louis F. Miceli(13)	66,187	*
All directors and named executive officers and directors as a group(14)	5,828,481	11.8%

*	Less than 1%.

(1)	Includes options to acquire 1,390,708 shares of common stock which are exercisable within 60 days of June 30, 2013 and 3,639 restricted stock units which vest within 60 days of June 30, 2013. Includes 390,000 shares of common stock that are pledged as security.
(2)	Includes options to acquire 698,026 shares of common stock which are exercisable within 60 days of June 30, 2013 and 2,933 restricted stock units which vest within 60 days of June 30, 2013. Includes 210,000 shares of common stock that are pledged as security.
(3)	Includes options to acquire 53,750 shares of common stock which are exercisable within 60 days of June 30, 2013.
(4)	Includes options to acquire 53,750 shares of common stock which are exercisable within 60 days of June 30, 2013.
(5)	Includes options to acquire 7,500 shares of common stock which are exercisable within 60 days of June 30, 2013.
(6)	Includes options to acquire 33,750 shares of common stock which are exercisable within 60 days of June 30, 2013.
(7)	Includes options to acquire 66,250 shares of common stock which are exercisable within 60 days of June 30, 2013.
(8)	Includes options to acquire 41,250 shares of common stock which are exercisable within 60 days of June 30, 2013.
(9)	Includes options to acquire 42,500 shares of common stock which are exercisable within 60 days of June 30, 2013.
(10)	Includes options to acquire 111,143 shares of common stock which are exercisable within 60 days of June 30, 2013 and 1,048 restricted stock units which vest within 60 days of June 30, 2013.
(11)	Includes options to acquire 225,358 shares of common stock which are exercisable within 60 days of June 30, 2013 and 2,100 restricted stock units which vest within 60 days of June 30, 2013.
(12)	Includes options to acquire 83,329 shares of common stock which are exercisable within 60 days of June 30, 2013 and 1,629 restricted stock units which vest within 60 days of June 30, 2013.
(13)	Includes options to acquire 36,225 shares of common stock which are exercisable within 60 days of June 30, 2013 and 1,623 restricted stock units which vest within 60 days of June 30, 2013.
(14)	Includes options to acquire 2,843,539 shares of common stock which are exercisable within 60 days of June 30, 2013 and 12,972 restricted stock units which vest within 60 days of June 30, 2013.

Certain Other Stockholders

The following table sets forth, as of June 30, 2013, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Common Stock Outstanding
BlackRock, Inc. (1) 40 East 52 nd Street New York, NY 10022	3,543,055	7.6%
FMR LLC (2) 82 Devonshire Street Boston, MA 02109	3,162,981	6.8%
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	2,854,166	6.1%

(1)	Based solely on a Schedule 13G/A filed on February 8, 2013, by BlackRock, Inc., except for Percent of Common Stock Outstanding.

(2)	Based solely on a Schedule 13G/A filing on February 14, 2013, except for Percent of Common Stock Outstanding. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,798,344 shares or 6.0% of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,798,344 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 187,200 shares or 0.4% of the outstanding Common Stock of the CommVault Systems, Inc. as a result of its serving as investment manager of institutional accounts owning such shares.

Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 187,200 shares and sole power to vote or to direct the voting of 187,200 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.

FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 177,437 shares or 0.4% of the Common Stock outstanding of the Company.

Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “1934” Act) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR LLC files a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

(3)	Based solely on a Schedule 13G filing on February 11, 2013, except for Percent of Common Stock Outstanding. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 59,983 shares or 0.1% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee Membership and Organization

The Compensation Committee of the Board of Directors, or the Compensation Committee, has responsibility for establishing, implementing and continually monitoring adherence with our company’s compensation philosophy. Its duties include:

•	setting the total compensation of our Chief Executive Officer and evaluating his performance based on corporate goals and objectives;

•	reviewing and approving the Chief Executive Officer’s decisions relevant to the total compensation of our company’s other executive officers;

•	making recommendations to the Board of Directors with respect to equity-based plans in order to allow us to attract and retain qualified personnel; and

•	reviewing director compensation levels and practices and recommending, from time to time, changes in such compensation levels and practices to the Board of Directors.

The members of our Compensation Committee are Messrs. Fanzilli, Geeslin and Geday. Mr. Geeslin currently serves as Chairman of the Compensation Committee. Each member of the Compensation Committee is an “independent director” as such term is defined by Nasdaq’s Listing Rules. The Compensation Committee meets as necessary during the fiscal year as well as considers and takes action by written consent.

Executive Summary

We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of CommVault. Therefore, the philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of shareholders by rewarding achievement of specific annual, long-term and strategic goals by our company, with the ultimate objective of improving long-term stockholder value.

We believe our executive compensation program has been designed to pay for performance and is aligned with the long-term value of CommVault. For example, we believe the charts below demonstrate the strong correlation between our earnings and stock price growth and the compensation we paid to our Chairman, President and CEO, Mr. Hammer, over the last five fiscal years.

1)	Non-GAAP EBIT (or non-GAAP income from operations) is defined as income from operations excluding noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by CommVault when employees exercise in the money stock options or vest in restricted stock awards. CommVault believes that non-GAAP EBIT is a useful metric for management and investors because it compares CommVault’s core operating results over multiple periods. When evaluating the performance of CommVault’s operating results and developing short and long term plans, CommVault does not consider such expenses that are excluded in the computation of non-GAAP EBIT. See heading below labeled “Reconciliation of GAAP to Non-GAAP Financial Measures” for the detailed calculation of non-GAAP EBIT.
2)	Reflects non-equity cash incentive plan compensation. See heading below labeled “Non-Equity Incentive Plan Compensation” for more details.
3)	Reflects the aggregate grant price fair value of stock option and restricted stock unit awards computed in accordance with FAS ASC Topic 718.
4)	Reflects the stock price on the last business day of the fiscal year.

The CEO compensation in the above tables is calculated on the same basis as in the fiscal 2013 Summary Compensation Table on page 27. The most significant component of Mr. Hammer’s compensation in the periods presented above is attributed to equity awards. The value of these equity awards are primarily related to the Black-Scholes fair value of stock options granted during the fiscal year. For example, for fiscal 2013 approximately 63% of Mr. Hammer’s total compensation is attributable to the Black-Scholes fair value of stock options granted during fiscal 2013 that vest over a 4 year period. All stock options granted to Mr. Hammer have an exercise price equal to the fair market value of CommVault stock at the date of grant. In order for Mr. Hammer to realize a future cash benefit for these stock options granted, CommVault’s stock price must continue to increase over time. In addition, approximately 21% of Mr. Hammer’s total compensation for fiscal 2013 is attributable to the fair value of restricted stock units that also vest over a 4 year period. In total, approximately 84% of Mr. Hammer’s total compensation for fiscal 2013 is equity based compensation.

Mix of Compensation Elements. Our fiscal 2013 executive compensation program consists of three principal elements: base salary, non-equity cash incentive awards and long-term equity-based incentive awards. The chart below illustrates the overall mix of compensation components for our named executive officers in total for fiscal 2013. Consistent with our pay for performance philosophy, the majority of our executive officers’ compensation in fiscal 2013 consisted of incentive awards, particularly long-term equity-based incentive awards. By using a significant equity-based element, we believe we create an incentive for our executive officers to achieve long-term stockholder value.

Fiscal 2013 Financial Highlights. We experienced strong year-over-year financial performance in fiscal 2013, including reporting record annual revenues $495.9 million, an increase of 22% over fiscal 2012. In addition, non-GAAP income from operations for fiscal 2013 was $113.1 million, an increase of 53% over the fiscal 2012. Our fiscal 2013 financial results were the basis of the non-equity cash incentive compensation paid to our executive officers. The following table illustrates our growth in fiscal 2013 in terms of total revenue, non-GAAP EBIT, non-GAAP diluted earnings per share and stock price.

	Fiscal 2013	Fiscal 2012	% Change 2012 to 2013
Revenue	$495.9 million	$406.6 million	22%
Non-GAAP Income from Operations (EBIT)	$113.1 million	$73.7 million	53%
Non-GAAP Diluted Earnings per Share (EPS) (1)	$1.49	$1.01	48%
Stock Price (on last business day)	$81.98	$49.64	65%

1)

Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis. Non-GAAP net income excludes noncash stock-based compensation and the additional FICA and related payroll tax expenses incurred by CommVault when employees exercise in the money stock options or vest in restricted stock awards as well as applies a non-GAAP effective tax rate of 37% in fiscal 2013 and 36% in fiscal 2012. CommVault believes that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate. See heading below labeled “Reconciliation of GAAP to Non-GAAP Financial Measures” for the detailed calculation of Non-GAAP EPS.

Fiscal 2013 Executive Compensation. During fiscal 2013, we demonstrated our continued commitment to pay for performance and positive compensation practices in our executive compensation program. As described in further detail below, for the fiscal 2013 year:

•

The base salaries for several of our executive officers increased by a somewhat larger dollar amount and/or percentage basis compared to prior years. However, these increases were primarily driven by market data as well as by strong company and individual performance;

•

We established aggressive performance goal targets and paid performance-based cash bonuses earned under our non-equity incentive plans for our executive officers that reflected the achievement of high levels of financial and operational performance as outlined in the above financial results table; and

•

We granted stock option and restricted stock units under our long-term incentive plan that generally vest over a four year period. The value of these awards increased significantly over prior years primarily due our executive officers’ demonstrated ability to drive accelerating revenue and non-GAAP EBIT growth in recent fiscal years. Equity awards granted to our executive officers are well aligned with shareholder interests, with a mix significantly weighted towards stock options instead of restricted stock units.

Compensation Philosophy and Objectives

As a growing high-technology company, we operate in an extremely competitive and rapidly changing industry. The Compensation Committee’s philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of shareholders by rewarding achievement of specific annual, long-term and strategic goals of our company, with the ultimate objective of improving long-term stockholder value. The specific goals that our current executive compensation program rewards are focused primarily on revenue growth and profitability. To that end, the Compensation Committee believes executive compensation packages provided by our company to its executive officers should include a mix of both cash and equity-based compensation that reward performance as measured against established goals. As a result, the principal elements of our executive compensation are base salary, non-equity incentive plan compensation, long-term equity incentives generally in the form of stock options and/or restricted stock and post-termination severance and acceleration of equity award vesting for certain named executive officers upon termination and/or a change in control.

Our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our shareholders. The decision on the total compensation for our executive officers is based primarily upon an assessment of each individual’s performance and the potential to enhance long-term stockholder value. Often, judgment is relied upon , rather than rigid guidelines or formulas, in determining total executive compensation and the amount and mix of compensation for each executive officer. Factors affecting such judgment include performance compared to strategic goals established for the individual and our company at the beginning of the year, the nature and scope of the executive’s responsibilities, effectiveness in leading initiatives to achieve corporate goals and conducting all activities in a manner consistent with our core company values.

Role of Executive Officers in Compensation Decisions

The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and also reviewing and approving our Chief Executive Officer’s decisions relevant to the compensation of our other executive officers. Our Chief Executive Officer, Chief Financial Officer and Vice President, Worldwide Human Resources support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Compensation Committee has authority under its charter to engage outside advisors and experts for advice as appropriate.

Peer Analysis of Executive Compensation

In the second quarter of fiscal 2013, the Company and our Compensation Committee jointly engaged Compensia, Inc. to conduct a review and provide peer analysis information for structuring our base salary, non-equity incentive plan compensation programs and long-term equity incentive plan programs. The Compensation Committee and management used this data to ensure that our compensation programs are optimally structured to retain our highly experienced executive management team, to keep management focused during our expected period of growth, to motivate management to maximize stockholder value and to align our compensation practices with comparable technology industry companies. Compensia provided compensation data from 19 technology and related industry companies with annual revenue ranging from $232 million to $774 million and total headcount ranging from 628 to 3,352 employees. CommVault’s revenue for fiscal 2013 was $495.9 million and its total headcount was 1,740 at March 31, 2013. The companies included in the survey were ACI Worldwide, Inc.; Advent Software, Inc.; Aspen Technology, Inc.; Athena Health, Inc.; Blackbaud, Inc.; Concur Technologies, Inc.; CSG Systems International, Inc.; Emulex Corp.; Fortinet, Inc.; Informatica Corp.; Kenexa Corp.; MicroStrategy, Inc.; Progress Software Corp.; Qlik Technologies, Inc.; Riverbed Technology, Inc.; SolarWinds, Inc.; SS&C Technologies Holdings, Inc.; The Ultimate Software Group, Inc.; and Websense, Inc.

Consideration of Prior Advisory Vote on Executive Compensation

Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our named executive officers. At our fiscal 2012 Annual Meeting of Stockholders held on August 22, 2012, more than 95% of our stockholders who voted on the advisory executive compensation proposal approved the compensation of our named executive officers. The Compensation Committee believes that this substantial majority of votes casts affirms our stockholders’ support for our approach to executive compensation. Accordingly, the Compensation Committee did not make changes to our company’s compensation programs expressly as a result of such vote. Reflecting our responsiveness to the preference expressed by our stockholders in fiscal 2012 with respect to the vote on frequency of the advisory vote on executive compensation, the Board of Directors has adopted a policy to submit the compensation of our named executive officers to stockholders for a non-binding advisory vote annually, at least until the Company’s next Annual Meeting of Stockholders at which an advisory vote on the frequency of executive compensation votes is conducted.

Components of Executive Compensation

The principal components of compensation for our executive officers are:

•	Base salary;

•	Non-equity incentive plan compensation;

•	Long-term equity incentives; and

•	Other benefits

Base salary

We provide our executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. We believe that our base salaries are competitive and we generally target our executive officer base salaries against the 50th – 75th percentile of the technology industry compensation data obtained. We target this range, allowing for compensation at the upper reaches where appropriate, because we have historically achieved revenue and earnings growth that is in the top tier of companies in our industry. In some circumstances, such as the need to retain key individuals, to recognize roles that were larger in scope or accountability than standard market positions and/or to reward individual performance, we may need to provide compensation above these ranges.

Salary levels are typically reviewed annually each October as part of our performance review process as well as upon a promotion or other change in job responsibility. In addition to considering the analysis provided by Compensia discussed above, the Compensation Committee considered the scope of and accountability associated with each executive officer’s position; the performance of each executive officer since the last annual review in October 2011; and the overall experience of each executive officer when approving the base salary levels that became effective in October 2012. For fiscal 2013, the base salaries accounted for approximately 6% of total compensation for our Chief Executive Officer and 8% for our other named executive officers. The table below shows the fiscal 2012 and 2013 base salary rates for each named executive officers:

Name and Principal Position Held	Fiscal 2012 Salary (1)	Fiscal 2013 Salary (1)	Amount of Increase	Percentage Increase
N. Robert Hammer (2)	$536,800	$591,000	$54,200	10.1%
Chairman, President and Chief Executive Officer
Alan G. Bunte (3)	418,000	460,000	42,000	10.0%
Executive Vice President and Chief Operating Officer
Brian Carolan (4)	250,000	288,000	38,000	15.2%
Vice President and Chief Financial Officer
Ron Miiller (5)	310,000	330,000	20,000	6.5%
Senior Vice President of Worldwide Sales
David West (6)	279,200	295,000	15,800	5.7%
Senior Vice President of Marketing and Business Development
Louis F. Miceli (7)	330,200	330,200	—	0.0%
Senior Vice President, Finance

(1)	Fiscal 2012 base salaries were effective in October 2011. Fiscal 2013 base salaries were effective in October 2012.
(2)	In fiscal 2013, Mr. Hammer’s base salary was increased by $54,200 to $591,000 to align his base salary slightly above the 50th percentile of the technology industry compensation data obtained.
(3)	In fiscal 2013, Mr. Bunte’s base salary was increased by $42,000 to $460,000 to align his base salary at approximately the 75th percentile of the technology industry compensation data obtained.
(4)

Mr. Carolan was promoted to Chief Financial Officer in October 2012. As a result, Mr. Carolan is now our named executive principal financial officer. Prior to his promotion to Chief Financial Officer, Mr. Carolan held the position of Chief Accounting Officer. In fiscal 2013, Mr. Carolan’s base salary was increased by $38,000 to $288,000 which is below the 50th percentile of the technology industry compensation data obtained.

(5)	In Fiscal 2013, Mr. Miiller’s base salary was increased by $20,000 to $330,000 to align his base salary at approximately the 50th percentile of the technology industry compensation data obtained.
(6)	In fiscal 2013, Mr. West’s base salary was increased by $15,800 to $295,000 which is slightly below the 50th percentile of the technology industry compensation data obtained.
(7)	Mr. Miceli held the position of Chief Financial Officer and was our Principal Financial Officer through October 2012. Currently Mr. Miceli serves as our Senior Vice President, Finance.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation for our executive officers is designed to reward performance against key corporate goals. In early fiscal 2013, the non-equity incentive plan compensation targets for that year were approved after considering targets for comparable positions provided by our external compensation consultant discussed above; the scope of and accountability associated with each executive officer’s position; and the performance and experience of each executive officer. The performance metrics against which our executive officers are measured are clearly communicated, consistently applied and are focused on corporate objectives. Our executive officer incentive targets are designed to motivate management to achieve specific goals related to certain revenue and profitability objectives. These metrics were selected because we believe that, at this stage of our development, they are most closely correlated to increasing stockholder value. We believe that our revenue and profitability goals are aggressive and not easy to achieve because they are based on growth objectives that are higher than the industry average. Prior to fiscal 2013, only three times in the previous eight fiscal years had any of our named executive officers achieved a non-equity incentive plan award that was greater than 100% of their target. During fiscal 2013, our actual revenue and profitability growth rates resulted in non-equity incentive awards ranging from 105% to 132% of the targets set for our named executive officers.

Mr. Hammer — Fiscal 2013 Non-Equity Incentive Compensation

Our Chief Executive Officer, Mr. Hammer, is eligible for non-equity incentive plan compensation with a target bonus potential equal to 100% of his $591,000 ending base salary for fiscal 2013. Mr. Hammer’s target bonus is based on our company’s total revenue and non-GAAP income from operations (EBIT) achievement against the annual financial plan approved by our Board of Directors in which each performance measure is weighted equally. The Compensation Committee evaluates Mr. Hammer based on these performance metrics because we currently believe that growth in revenue and non-GAAP income from operations (EBIT) drives our ability to increase stockholder value. Non-GAAP income from operations (EBIT) excludes noncash stock-based compensation charges and additional FICA expense incurred when employees exercise in the money stock options or vest in restricted stock awards. We use non-GAAP income from operations (EBIT) internally to understand, manage and evaluate our business as well as to make operating decisions.

The terms of Mr. Hammer’s fiscal 2013 non-equity incentive plan contained both minimum threshold amounts that must be achieved to qualify for an award as well as additional payment amounts for surpassing the performance metrics. Specifically, actual results below 85% of revenue and 80% of non-GAAP income from operations result in no payment for the respective target.

Actual results at 85% of the revenue target result in a 25% payout for that component. For fiscal 2013, the total revenue achievement needed to obtain the minimum threshold payout of $73,875 on the revenue component was $408.0 million. For each additional $24.0 million, or 5%, that the revenue exceed $408.0 million, the resulting payout increases by approximately $73,875.

Actual results at 80% of non-GAAP income from operations (EBIT) result in a 60% payout for that component. The total non-GAAP income from operations (EBIT) achievement needed to obtain the minimum 60% threshold payout of $177,300 on the non-GAAP income from operations component (EBIT) was $73.4 million. For each additional $9.2 million, or 10%, that the non-GAAP income from operations (EBIT) exceed $73.4 million, the resulting payout increases by approximately $59,100.

Actual revenue for fiscal 2013 was $495.9 million and actual non-GAAP income from operations was $113.1 million. As a result, Mr. Hammer was awarded $777,769, or approximately 132% of his fiscal 2013 target bonus amount, related to achievement against his total revenue and non-GAAP income from operations performance targets.

Mr. Bunte, Mr. Carolan and Mr. Miceli — Fiscal 2013 Non-Equity Incentive Compensation

Our Chief Operating Officer, Alan Bunte, our Chief Financial Officer, Brian Carolan and our Senior Vice President Finance, Louis Miceli, are also eligible for non-equity incentive plan compensation with a target bonus potential equal to a percentage of their base salaries. For fiscal 2013, Mr. Bunte’s target bonus was 100% of his $460,000 ending fiscal 2013 base salary, Mr. Carolan’s target bonus was 50% of his $288,000 ending fiscal 2013 base salary and Mr. Miceli’s target bonus was 50% of his $330,200 ending fiscal 2013 base salary. Non-equity incentive plan compensation awarded to Messrs. Bunte, Carolan and Miceli is determined and approved by Mr. Hammer and reviewed by the Compensation Committee. The performance goals for Messrs. Bunte, Carolan and Miceli are both quantitative and qualitative. With respect to quantitative goals for fiscal 2013, Messrs. Bunte, Carolan and Miceli were measured against the same performance objectives as Mr. Hammer. However, Mr. Hammer and the Compensation Committee also consider achievement against qualitative objectives which are subjective in nature. Therefore, the ultimate non-equity incentive compensation achievement percentage awarded to Messrs. Bunte, Carolan and Miceli may be either higher or lower than that of Mr. Hammer’s strictly quantitative calculation. Mr. Hammer and the Compensation Committee do not use a specific formula or apply specific weights when evaluating performance and the resulting impact that such qualitative objectives have on the overall non-equity incentive compensation payout. Instead, Mr. Hammer and the Compensation Committee use business judgment to determine an appropriate award after considering both the quantitative and qualitative objectives. Among the most important qualitative factors used to evaluate the performance of Messrs. Bunte, Carolan and Miceli are: innovation; leadership; strategic planning; product development initiatives and achievements; financial and operational excellence; customer satisfaction; and staff development.

Mr. Bunte received a fiscal 2013 non-equity incentive award that was 132% of his target bonus amount resulting in a non-equity incentive plan compensation of $605,370, or 132%, of his base salary. Mr. Bunte’s award of 132% achievement against his target bonus amount was the same achievement percentage against target bonus amount that was earned by Mr. Hammer under his strictly quantitative non-equity incentive plan. In determining Mr. Bunte’s bonus award, Mr. Hammer and the Compensation Committee considered the following achievements in addition to the financial performance of our company. During fiscal 2013, Mr. Bunte successfully led the release of our CommVault Simpana 10 software suite. CommVault Simpana 10 is the largest release in our history and we believe it extends our data protection and archiving leadership to deliver secure, self-service access from mobile devices, speed the adoption of cloud computing and extract value from Big Data. Simpana 10 includes major technology advancements such as enhanced snapshot management; Simpana OnePass™ with Exchange; tighter integration with Microsoft Hyper-V, VMware vSphere 5.1 and vCloud Director 5.1; workflow automation; fourth-generation parallel deduplication; and customizable web-based reporting, dashboards and cloud-based analytics. In addition, Mr. Bunte led our business and finance operation teams throughout fiscal 2013 in making critical resource and related investment decisions. Finally, during fiscal 2013, Mr. Bunte continued to strengthen our best in class customer support organization by maintaining customer satisfaction ratings that we believe are significantly higher than industry average.

Mr. Carolan received a fiscal 2013 non-equity incentive award that was 109% of his target bonus amount resulting in a non-equity incentive plan compensation of $157,254, or 55%, of his ending fiscal 2013 base salary. In determining Mr. Carolan’s bonus award, Mr. Hammer and the Compensation Committee considered the following achievements in addition to the financial performance of our company. Mr. Carolan successfully transitioned into his Chief Financial Officer role, and as a result, led CommVault’s worldwide finance organization during fiscal 2013. In addition, during fiscal 2013 Mr. Carolan worked closely with Mr. Hammer and Mr. Bunte to lead company-wide efforts focused on strategic initiatives as well as resource and related investment decisions.

Mr. Miceli received a fiscal 2013 non-equity incentive award that was 128% of his target bonus amount resulting in a non-equity incentive plan compensation of $211,825. In determining Mr. Miceli’s bonus award, Mr. Hammer and the Compensation Committee considered the following achievements in addition to the financial performance of our company. Mr. Miceli successfully transitioned his previous Chief Financial Officer role to Mr. Carolan. In addition, Mr. Miceli is now primarily responsible for the design and construction of our planned new campus headquarters, which will be completed in 16-24 months. There are a number of significant benefits associated with this strategic investment of this magnitude that Mr. Miceli is managing such as: significantly better customer facing capabilities; higher employee productivity and retention; and an improved ability to recruit.

Mr. Miiller — Fiscal 2013 Non-Equity Incentive Compensation

Our Senior Vice President of Worldwide Sales, Ron Miiller, is eligible for non-equity incentive plan compensation with a target bonus potential equal to approximately 94% of his $330,000 ending base salary for fiscal 2013. His fiscal 2013 non-equity incentive plan compensation is based on quarterly attainment related to worldwide commissionable software revenue; worldwide maintenance support revenue; worldwide professional services revenue and annual attainment related to worldwide non-GAAP income from operations (EBIT). Commissionable software revenue generally consists of the dollar amount of software orders executed during the fiscal period for which software revenue has been recognized or will be recognized generally in the 1 – 2 subsequent fiscal quarters. We believe compensating Mr. Miiller based on commissionable software revenue aligns his compensation with the employees within his the field organization whose compensation is directly influenced by our field sales employees’ efforts. The total combined amounts for worldwide maintenance support revenue and worldwide professional services revenue are reported in the services revenue line item contained in our consolidated statement of operations. Non-GAAP income from operations (EBIT) excludes noncash stock-based compensation charges and additional FICA and related expenses incurred when employees exercise in the money stock options or vest in restricted stock awards. We use non-GAAP income from operations (EBIT) internally to understand, manage and evaluate our business as well as to make operating decisions.

Mr. Miiller’s non-equity incentive plan is most heavily weighted toward worldwide commissionable software revenue because he is primarily responsible for growing our worldwide software revenue. As a result, Mr. Miiller’s fiscal 2013 non-equity incentive plan was weighted 65% to worldwide commissionable software revenue; 20% to non-GAAP income from operations (EBIT); 10% to worldwide maintenance revenue; and 5% to worldwide professional services revenue. Mr. Miiller’s quarterly target pay-out for commisionable software revenue, maintenance support revenue and professional services revenue totals $62,000 per quarter (or $248,000 for the entire annual period) and his annual target pay-out for non-GAAP income from operations (EBIT) totals $62,000 for the entire fiscal year period.

The following table details the relationship between the percentage of commissionable software revenue, maintenance support revenue and professional services revenue targets achieved to the percentage of his $62,000 quarterly commission award earned.

	Target Achieved in Relation to Commission Award Earned
Percentage of target revenue achieved	85%	90%	95%	100%	105%	110%	115%	120%
Percentage of commission award earned	40%	65%	85%	100%	115%	130%	145%	160%

The maximum quarterly commission payout allowed under Mr. Miiller’s compensation plan is 120% achievement of the applicable revenue target. No quarterly payment is made for less than 85% achievement of the individual target revenue amounts.

On an annual basis for fiscal 2013, the total annual commissionable software revenue achievement needed to obtain the annual minimum 40% threshold payout of $80,600 on the commissionable software revenue component was $224.0 million. The similar total for annual customer support revenue and professional services revenue, which we report as services revenue in our public filings, needed to obtain the combined 40% threshold payout of $18,600 was $205.7 million.

The following table details the relationship between the percentage of the non-GAAP income from operations (EBIT) target achieved to the percentage of his annual $62,000 commission award earned.

	Target Achieved in Relation to Commission Award Earned
Percentage of non-GAAP income from operations (EBIT) target achieved	85%	90%	100%	105%	110%	115%	120%
Percentage of commission award earned	65%	75%	100%	110%	120%	130%	140%

The maximum commission payout allowed under Mr. Miiller’s compensation plan is 120% achievement of the applicable non-GAAP operating income (EBIT) target. No payment is made for less than 85% achievement of the non-GAAP income from operations (EBIT) target amount. On an annual basis for fiscal 2013, the total annual non-GAAP income from operations achievement needed to obtain the annual minimum 65% threshold payout of $40,300 on the non-GAAP income from operations component was $85.9 million.

Mr. Miiller’s non-equity incentive plan compensation also contains a quarterly consistency bonus calculation for his commissionable software revenue, maintenance support revenue and professional services revenue components. Under the quarterly consistency bonus calculation, for each quarterly performance that was at least 100% attainment and the preceding quarter(s) were also at least 100% attainment, the quarterly consistency achievement bonus will be awarded as follows:

Sequential Quarters At or Above 100% Attainment	Consistency Award Factor (1)
One	10%
Two	15%
Three	20%

(1)	The consistency award factor is equal to the percentage in the above table multiplied by the quarterly non-equity incentive plan potential for the applicable compensation component.

Mr. Miiller was awarded $348,440, or 112% of his target commission award for fiscal 2013. This includes $5,813 paid to Mr. Miiller under the terms of his a quarterly consistency bonus.

We believe that the performance targets set for Mr. Miiller are challenging and require substantial effort in order to be attained which is evidenced by Mr. Miiller’s historical achievements against his performance targets of 79% in fiscal 2009, 102% in fiscal 2010, 88% in fiscal 2011; 145% in fiscal 2012 and 112% in fiscal 2013. Mr. Miiller’s performance targets for fiscal 2009, 2010 and 2011 were based on his responsibilities as Vice President Sales, Americas and his performance targets for fiscal 2012 and 2013 are based on his responsibilities as Senior Vice President of Worldwide Sales. Mr. Miiller’s compensation plan includes quarter over quarter sequential growth targets that we believe are important to sustain consistent revenue growth over prior year actual amounts.

Mr. West — Fiscal 2013 Non-Equity Incentive Compensation

Our Senior Vice President of Marketing and Business Development, David West, was eligible for non-equity incentive plan compensation with a target bonus potential equal to 63% of his $295,000 ending base salary for fiscal 2013. Mr. West’s non-equity incentive compensation plan award for fiscal 2013 was calculated based on a percentage of worldwide software revenue; funnel inflow; revenue specifically generated through our original equipment manufacturer (“OEM”) agreement with NetApp; and marketing margin. Revenue specifically generated through OEM agreement with NetApp is related to our global OEM agreement with NetApp under which NetApp integrates elements of our Simpana software suite with NetApp SnapShot™ and replication technology, under the NetApp SnapProtect® brand. Funnel inflow is defined as the net new forecasted software revenue opportunities being tracked by our sales and marketing teams on a worldwide basis during the fiscal year. Marketing margin is calculated as total software revenue less worldwide marketing expenses.

Mr. West’s non-equity incentive plan compensation is calculated and paid on a quarterly basis for software revenue and worldwide net funnel inflow and calculated and paid on an annual basis for NetApp OEM revenue and marketing margin. Mr. West’s non-equity incentive plan was most heavily weighted toward software revenue because he is primarily responsible for supporting our software revenue growth on a worldwide basis. As a result, Mr. West’s fiscal 2013 non-equity incentive plan was weighted 60% to worldwide software revenue; 15% to revenue specifically generated through our NetApp OEM agreement; 15% to worldwide funnel inflow; and 10% to marketing margin.

Under the terms of Mr. West’s fiscal 2013 non-equity incentive plan, no payment is made for less than 85% achievement of software revenue; less than 50% achievement for NetApp OEM revenue; less than 70% achievement of worldwide funnel inflow; and less than 85% achievement of marketing margin.

The following table details the relationship between the achievement percentage of each performance metric to the non-equity incentive plan award earned.

	Target Achieved in Relation to Award Earned
Software revenue
Percentage of target achieved	85%	90%	95%	100%	105%	110%	115%	120%
Percentage of award earned	40%	65%	85%	100%	115%	130%	145%	160%
NetApp Revenue
Percentage of target achieved	50%	65%	80%	90%	95%	100%	105%	110%	120%	130%	140%	150%	160%	170%	180%
Percentage of award earned	25%	40%	55%	65%	85%	100%	110%	115%	130%	140%	150%	165%	175%	185%	200%

Worldwide Funnel Inflow
Percentage of target achieved	70%	85%	100%	105%	110%
Percentage of award earned	50%	70%	100%	105%	110%
Marketing Margin
Percentage of target achieved	85%	90%	100%	105%	110%	115%	120%
Percentage of award earned	65%	75%	100%	110%	120%	130%	140%

The maximum annual payout allowed under Mr. West’s non-equity incentive plan for software revenue is 120% achievement of the target amount; for NetApp revenue is 180% achievement of the target amount; for worldwide net funnel inflow is 110% achievement of the target amount; and for marketing margin is 120% achievement of the target amount.

On an annual basis for fiscal 2013, the total annual software revenue achievement needed to obtain the annual minimum 40% threshold payout on the software revenue component was $220.8 million.

Under the terms of his non-equity incentive plan, Mr. West achieved 92% of his targeted non-equity incentive compensation, or $170,382. In addition, Mr. Hammer and the Compensation Committee awarded Mr. West an additional discretionary bonus of $25,054 to his non-equity incentive compensation. As a result, Mr. West was awarded in total $195,436, or 105% of his target non-equity incentive award for fiscal 2013.

For our executives with operational specific incentive targets such as NetApp OEM revenue, worldwide funnel inflow and marketing margin, we do not disclose the specific targets and related achievement against such targets. Our operational specific targets are highly confidential and are not reported publicly in a manner consistent with Mr. West’s non-equity incentive plan compensation. Disclosing specific operational targets would cause substantial harm to our competitive position as it would allow our competitors to reach conclusions related to geographic plans for growth, profitability, allocation of resources and changes in direction. We believe this would give competitors an unfair advantage and could result in a materially adverse impact on our stock price and negatively affect our stockholders. We believe that the performance targets set for Mr. West are challenging and require substantial effort in order to be attained which is evidenced by Mr. West’s historical consolidated achievement against such targets of 57% in fiscal 2009, 96% in fiscal 2010, 100% in fiscal 2011, 115% for fiscal 2012 and 105% for fiscal 2013. Mr. West’s non-equity incentive plan compensation includes sequential growth targets that we believe are important to sustain consistent revenue growth over prior year actual amounts.

In fiscal 2013, the Compensation Committee did not exercise discretion to increase or reduce the award amounts that resulted from the application of our non-equity incentive plan compensation. However, the Compensation Committee has the authority to do so if it determines that an adjustment would serve our interests and the goals of our executive officer non-equity incentive plan compensation.

Long-Term Equity Incentive Awards

We currently provide long-term equity incentive compensation pursuant to our 2006 Long-Term Stock Incentive Plan (the “LTIP”). The LTIP permits the grant of incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance stock awards and stock unit awards based on, or related to, shares of our company’s common stock. As of March 31, 2013, we have only granted non-qualified stock options and restricted stock units under the LTIP to our executive officers. We anticipate that future grants under the LTIP will also include both non-qualified stock options and restricted stock units. Our stock options and restricted stock units generally vest over a four-year period and our stock options have a term of ten years. We believe that these provisions encourage a long-term perspective and encourage key employees to remain with our company.

We account for equity compensation paid to all of our employees under the rules of ASC 718 Compensation — Stock Compensation, which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, a restricted stock award subject to a vesting requirement is also not taxable to our executive officers unless such individual makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended. In the absence of a section 83(b) election, the value of the restricted stock award becomes taxable to the recipient as the restrictions lapse.

Generally, a significant stock option grant is made to a new executive officer when that executive officer commences employment. This grant is made within our guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices and survey data. The size of each grant is set at a level that we believe is appropriate to create a meaningful opportunity for stock ownership based upon our company’s grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual and all grants to executive officers are approved by the Compensation Committee.

Each executive officer’s performance during the prior year is measured as well as overall corporate performance when follow-on awards are granted and such performance is taken into account when determining equity awards. We generally grant follow-on equity awards on an annual basis. The terms of the award and the number of shares granted are established to ensure a meaningful incentive to remain an employee of our company. All equity awards under our LTIP are granted on the 10th business day of the calendar month in which the grant award is approved. There was one long-term equity incentive award granted to all of our executives during fiscal 2013. This grant occurred in October 2012 and was considered to be our fiscal 2013 long-term equity incentive award. Twenty-five percent of these long-term equity awards vest in October 2013 and the remaining seventy-five percent vests in equal quarterly amounts thereafter through October 2016.

In anticipation of this equity award granted in October 2012, we utilized the technology industry compensation data described above in the “Peer Analysis of Executive Compensation” section to obtain comparable market data. The long-term equity incentive awards granted in October 2012 were generally targeted above the 75th percentile of the technology industry compensation data obtained. This general range was used because we believe that we have historically achieved revenue and earnings growth that is in the top tier of companies in our industry.

In determining the amount of the long-term equity incentive awards granted in October 2012, we reviewed the technology peer group data obtained primarily related to the shares awarded as a percentage of CommVault’s total common shares outstanding (“CSO”). The shares awarded in the CSO calculation utilize an option equivalency approach in which a 2:1 conversion ratio of stock options to full value shares or restricted stock is used. To use a balanced approach, we also reviewed the technology peer group data in terms of an estimated value (in dollars) of the potential award. Our Compensation Committee concluded that, with respect to the position of chief executive officer, the percentage of CSO should be approximately 0.56%.

Our Compensation Committee determined that the aggregate economic value of long-term equity incentive compensation awarded to the executive officers should contain a mix of non-qualified stock options and restricted stock units. Furthermore, long-term equity incentive awards granted to our executive officers are much more heavily weighted toward stock options because we believe that such awards align pay for performance by rewarding sustained achievement which drives long-term improvement of stockholder value. In addition, grants of restricted stock units allow us to offer equity compensation with fewer shares and less dilution to our stockholders, while simultaneously maintaining competitive rewards to retain our executive employee talent. As a result, the Compensation Committee allocated the value of Mr. Hammer’s long-term equity incentive award 75% to stock options and 25% to restricted stock units, which resulted in a grant of 190,857 stock options and 31,810 restricted stock units.

Using similar methodology, Messrs. Bunte, Miiller, Carolan, West and Miceli were awarded each a long-term equity incentive award with an estimated percentage of CSO of approximately 0.45%, 0.18%, 0.13%, 0.13% and 0.12%, respectively. The estimated value of Mr. Bunte’s equity award granted in October 2012 was allocated 75% to stock options and 25% to restricted stock units. The estimated value of Messrs. Miiller, Carolan, West and Miceli equity award granted in October 2012 was allocated 60% to stock options and 40% to restricted stock units. As a result, Mr. Bunte was granted 152,550 stock options and 25,425 restricted stock units; Mr. Miiller was granted 48,816 stock options and 16,272 restricted stock units; Mr. Carolan was granted 35,256 stock options and 11,752 restricted stock units; Mr. West was granted 35,256 stock options and 11,752 restricted stock units; and Mr. Miceli was granted 32,544 stock options and 10,848 restricted stock units.

In addition to the long-term equity incentive award granted to each of our executive officers in October 2012, Mr. Bunte, Mr. Miiller and Mr. Carolan also received discretionary stock option grants in March 2013. As a result, Mr. Bunte was granted 65,000 stock options; Mr. Miiller was granted 25,000 stock options; and Mr. Carolan was granted 12,000 stock options. These stock option grants cliff vest in March 2016. These awards were granted in recognition of the strong performance achieved over the past fiscal year and the successful release of Simpana 10 software suit in February 2013. CommVault Simpana 10 is the largest release in our history and we believe it extends our data protection and archiving leadership to deliver secure, self-service access from mobile devices, speed the adoption of cloud computing and extract value from Big Data.

We anticipate that we will continue to grant long-term equity incentive awards to each of our other executive officers on an annual basis at the discretion of the Compensation Committee. We have no program, plan or practice to coordinate award grants with the release of material non-public information. We anticipate that equity grants will generally occur in the third fiscal quarter. We believe that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, help provide meaningful retention incentives for executives and enhance stockholder value over time.

Other benefits

Our executive officer’s participate in benefit programs that are substantially the same as all other eligible employees of our company. These benefits include a 50% matching contribution on the first 4% of eligible pay contributed to our 401(k) plan starting January 1, 2012.

Stock Ownership Guidelines

We currently require our independent directors and our CEO to acquire an equity ownership interest in our common stock within five years of the date of our adoption of the policy (or five years from the date that they first became a director or CEO, as applicable) that, in the case of the independent directors is equal to five (5) times their base annual retainer, or in the case of our CEO is equal to five (5) times the CEO’s current annual base salary. The Compensation Committee is satisfied that this level of equity ownership among our independent directors and our CEO, and the equity ownership interests of our other directors and executive officers, is sufficient to provide motivation and to align these group’s interests with those of our shareholders.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed when the need actually arises and all of the facts regarding the restatement are known.

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code which precludes our company from taking a tax deduction for individual compensation in excess of $1 million for our CEO and our three other highest-paid officers, other than the CFO, employed on the last day of any fiscal year. This section also provides for certain exemptions to this limitation, specifically compensation that is performance-based within the meaning of Section 162(m) of the Code.

Reconciliation of GAAP to Non-GAAP Financial Measures

The following table provides a reconciliation of our reported GAAP results to the non-GAAP financial measures discussed above and used in certain of our named executive officers fiscal 2013 compensation plans.

	Fiscal Year Ended March 31,
	2013	2012
	(in thousands except per share data)
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$80,895	$49,299
Noncash stock-based compensation	30,098	21,426
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards	2,096	2,964

Non-GAAP income from operations	$113,089	$73,689

GAAP net income	$53,209	$31,940
Noncash stock-based compensation	30,098	21,426
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards	2,096	2,964
Non-GAAP provision for income taxes adjustment (1)	(13,490)	(8,726)

Non-GAAP net income	$71,913	$47,604

Diluted weighted average shares outstanding	48,330	47,201

Non-GAAP diluted net income per share	$1.49	$1.01

(1)	The provision for income taxes is adjusted to reflect CommVault’s estimated non-GAAP effective tax rate of approximately 37% in fiscal 2013 and 36% in fiscal 2012.

Summary Compensation Table

The following table summarizes the compensation earned by our Principal Executive Officer, Principal Financial Officer and the other three most highly paid executive officers whose total compensation exceeded $100,000. This table also includes information regarding Louis F. Miceli, who was our Principal Financial Officer through October 2012. We refer to these individuals as our “named executive officers”:

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
N. Robert Hammer	2013	$561,815	$1,799,492	$5,433,566	$777,769	$113,175	(5)	$8,685,817
Chairman, President and	2012	510,523	1,298,437	4,103,400	774,334	87,764		6,774,458
Chief Executive Officer	2011	476,692	473,201	1,929,458	405,967	76,964		3,362,282
Alan G. Bunte	2013	437,385	1,438,292	6,837,547	605,370	18,323	(6)	9,336,917
Executive Vice President	2012	397,538	1,009,083	2,733,362	572,817	14,843		4,727,643
and Chief Operating Officer	2011	363,846	416,402	1,697,931	342,000	13,839		2,834,018
Brian Carolan (3)	2013	267,538	664,811	1,464,619	157,254	—		2,554,222
Vice President and
Chief Financial Officer
Ron Miiller	2013	319,231	920,507	2,348,685	348,440	—		3,936,863
Senior Vice President of	2012	310,000	757,074	1,098,259	449,229	—		2,614,562
Worldwide Sales	2011	272,692	266,878	544,109	236,720	—		1,320,399
David R. West	2013	286,492	664,811	1,005,561	195,436	—		2,152,300
Senior V.P. of Marketing	2012	274,785	436,275	590,890	208,600	—		1,510,550
and Business Development	2011	265,077	338,166	677,135	180,750	—		1,461,128
Louis F. Miceli (4)	2013	330,200	613,671	928,210	211,825	21,157	(6)	2,105,063
Senior Vice President, Finance	2012	322,554	594,913	805,767	198,120	20,711		1,942,065
	2011	312,231	204,418	416,767	142,200	19,154		1,094,770

(1)	The amounts in these columns represent the grant date fair value of restricted stock units and non-qualified stock options granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 7 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.
(2)	The amounts reported in this column consist of awards earned in fiscal 2013 under each executive officer non-equity incentive plan compensation. Such amounts are more fully described above under the heading “Non-Equity Incentive Plan Compensation”.
(3)	Mr. Carolan was promoted to Chief Financial Officer in October 2012. As a result, Mr. Carolan is now our named executive principal financial officer. Prior to his promotion to Chief Financial Officer, Mr. Carolan held the position of Chief Accounting Officer.
(4)	Mr. Miceli held the position of Chief Financial Officer and was our Principal Financial Officer through October 2012. Mr. Miceli’s current role as Senior Vice President, Finance, primarily relates to working on special projects at the direction of Mr. Hammer. Currently, Mr. Miceli is primarily responsible for the design and construction of our planned new corporate campus headquarters, which will be completed in 16-24 months.
(5)	Mr. Hammer’s other annual compensation in fiscal 2013 included our payment of $55,914 for airfare for Mr. Hammer mainly between his residence in Florida and our headquarters in Oceanport, New Jersey, $30,522 related to housing costs for the rental of an apartment for Mr. Hammer in New Jersey and $26,739 for transportation related costs.
(6)	The amounts reported in this caption relate to transportation related costs, country club dues and 401(k) plan company matching contributions.

Fiscal 2013 salary and non-equity incentive compensation in proportion to total compensation

The amount of salary and non-equity incentive compensation earned in fiscal 2013 in proportion to the total compensation reported for each of our named executive officers was:

•	N. Robert Hammer: 15%

•	Alan G. Bunte: 11%

•	Brian Carolan: 17%

•	Ron Miiller: 17%

•	David R. West: 22%

•	Louis F. Miceli: 26%

Grants of Plan Based Awards

The following table sets forth information as to grants of awards to the named executive officers in fiscal 2013:

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Options Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Approval Date	Threshold (1)	Target (2)	Maximum (3)	Stock or Units(4)	Underlying Options(5)	Awards ($/Sh)	Option Awards(6)
N. Robert Hammer	—	—	$251,175	$591,000	$—	—	—	$—	$—
	10/12/12	10/12/12	—	—	—	31,810	—	—	1,799,492
	10/12/12	10/12/12	—	—	—	—	190,857	56.57	5,443,566
Alan G. Bunte	—	—	—	460,000	—	—	—	—	—
	10/12/12	10/12/12	—	—	—	25,425	—	—	1,438,292
	10/12/12	10/12/12	—	—	—	—	152,550	56.57	4,350,985
	3/14/13	3/14/13	—	—	—	—	65,000	77.57	2,486,562
Brian Carolan	—	—	—	144,000	—	—	—	—	—
	10/12/12	10/12/12	—	—	—	11,752	—	—	664,811
	10/12/12	10/12/12	—	—	—	—	35,256	56.57	1,005,561
	3/14/13	3/14/13	—	—	—	—	12,000	77.57	459,058
Ron Miiller	—	—	139,500	310,000	483,600	—	—	—	—
	10/12/12	10/12/12	—	—	—	16,272	—	—	920,507
	10/12/12	10/12/12	—	—	—	—	48,816	56.57	1,392,315
	3/14/13	3/14/13	—	—	—	—	25,000	77.57	956,370
David R. West	—	—	84,690	186,130	305,255	—	—	—	—
	10/12/12	10/12/12	—	—	—	11,752	—	—	664,811
	10/12/12	10/12/12	—	—	—	—	35,256	56.57	1,005,561
Louis F. Miceli	—	—	—	165,100	—	—	—	—	—
	10/12/12	10/12/12	—	—	—	10,848	—	—	613,671
	10/12/12	10/12/12	—	—	—	—	32,544	56.57	928,210

(1)	Represents the total threshold amount with respect to each applicable metric under the fiscal 2013 non-equity incentive plans for each named executive officer. Actual total pay-outs may be less than the threshold amounts above if individual thresholds are not met. Mr. Hammer’s non-equity incentive compensation plan includes individual annual threshold amounts for total revenue and non-GAAP income from operations (EBIT). Mr. Miiller’s non-equity incentive compensation plan includes individual quarterly threshold amounts for worldwide commissionable software revenue; worldwide maintenance support revenue; worldwide professional services revenue and annual attainment related to worldwide non-GAAP income from operations (EBIT). Mr. West’s non-equity incentive compensation plan includes individual threshold amounts for worldwide software revenue; revenue specifically generated through our original equipment manufacturer (“OEM”) agreement with NetApp; net funnel inflow; and marketing margin. Annual non-equity incentive plans for Messrs. Bunte, Carolan and Miceli do not contain threshold amounts. See “Non-Equity Incentive Plan Compensation” above for more information on the plans and performance objectives for each of our named executive officers.

(2)	We believe that our non-equity incentive plan targets are aggressive and not easy to achieve. See “Non-Equity Incentive Plan Compensation” above for more information.
(3)	Annual non-equity incentive plan awards to Messrs. Hammer, Bunte, Carolan and Miceli do not contain maximum pay-outs. Messrs. Miiller and West are entitled to non-equity incentive plan compensation based on tiered plans that contain maximum pay-outs. See “Non-Equity Incentive Plan Compensation” above for more information on the plan for each of our named executive officers.
(4)	Amounts in this column reflect restricted stock units granted during fiscal 2013 to a named executive officer under our LTIP.
(5)	Amounts in this column reflect non-qualified stock options granted during fiscal 2013 to a named executive officer under our LTIP.
(6)	The amounts in theses column represent the grant date fair value of restricted stock units and non-qualified stock options granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 7 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

Outstanding Equity Awards at Fiscal Year End

The following table reflects all outstanding equity awards held by the named executive officers as of March 31, 2013:

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)
N. Robert Hammer	5/6/2004	400,000	—	$6.00	5/6/2014	—	$—
	9/19/2005	350,000	—	4.70	9/19/2015	—	—
	3/14/2008	187,502	—	13.81	3/14/2018	—	—
	12/12/2008	168,750	11,250	11.12	12/12/2018	1,250	102,475
	12/14/2009	57,856	26,298	22.59	12/14/2019	2,922	239,546
	10/14/2010	89,286	69,444	26.83	10/14/2020	7,716	632,558
	10/14/2011	68,360	150,390	41.55	10/14/2021	21,484	1,761,258
	10/12/2012	—	190,857	56.57	10/12/2022	31,810	2,607,784
Alan G. Bunte	9/19/2005	175,000	—	4.70	9/19/2015	—	—
	5/22/2007	84,607	—	16.99	5/22/2017	—	—
	3/14/2008	100,001	—	13.81	3/14/2018	—	—
	12/12/2008	126,562	8,438	11.12	12/12/2018	938	76,897
	12/14/2009	44,115	20,052	22.59	12/14/2019	2,228	182,651
	10/14/2010	78,572	61,111	26.83	10/14/2020	6,790	556,644
	10/14/2011	45,536	100,178	41.55	10/14/2021	16,696	1,368,738
	10/12/2012	—	152,550	56.57	10/12/2022	25,425	2,084,342
	(3) 3/14/2013	—	65,000	77.57	3/14/2023	—	—
Brian Carolan	7/27/2006	20,000	—	12.74	7/27/2016	—	—
	5/22/2007	18,508	—	16.99	5/22/2017	—	—
	3/14/2008	17,500	—	13.81	3/14/2018	—	—
	12/12/2008	18,408	1,228	11.12	12/12/2018	273	22,381
	12/14/2009	7,521	3,419	22.59	12/14/2019	759	62,223
	10/14/2010	13,465	10,472	26.83	10/14/2020	2,327	190,767
	1/14/2011	3,449	3,448	30.26	1/14/2021	766	62,797
	10/14/2011	7,031	15,469	41.55	10/14/2021	5,157	422,771
	10/12/2012	—	35,256	56.57	10/12/2022	11,752	963,429
	(3) 3/14/2013	—	12,000	77.57	3/14/2023	—	—
Ron Miiller	5/22/2007	52,879	—	16.99	5/22/2017	—	—
	3/14/2008	50,001	—	13.81	3/14/2018	—	—
	12/12/2008	42,187	2,813	11.12	12/12/2018	625	51,238
	12/14/2009	16,315	7,416	22.59	12/14/2019	1,648	135,103
	10/14/2010	25,179	19,583	26.83	10/14/2020	4,352	356,777
	4/14/2011	5,250	6,750	38.74	4/14/2021	1,490	122,150
	10/14/2011	14,766	32,484	41.55	10/14/2021	10,828	887,679
	10/12/2012	—	48,816	56.57	10/12/2022	16,272	1,333,979
	(3) 3/14/2013	—	25,000	77.57	3/14/2023	—	—
David R. West	12/12/2008	3,187	2,557	11.12	12/12/2018	568	46,565
	7/15/2009	13,125	1,875	16.53	7/15/2019	—	—
	12/14/2009	11,224	5,102	22.59	12/14/2019	1,134	92,965
	10/14/2010	17,322	13,472	26.83	10/14/2020	2,994	245,448
	1/14/2011	11,495	11,494	30.26	1/14/2021	2,554	209,377
	10/14/2011	9,843	21,657	41.55	10/14/2021	7,219	591,814
	10/12/2012	—	35,256	56.57	10/12/2022	11,752	963,429
Louis F. Miceli	12/12/2008	4,023	3,068	11.12	12/12/2018	682	55,910
	12/14/2009	1,497	5,680	22.59	12/14/2019	1,262	103,459
	10/14/2010	2,286	15,000	26.83	10/14/2020	3,333	273,239
	10/14/2011	13,423	29,532	41.55	10/14/2021	9,843	806,929
	10/12/2012	—	32,544	56.57	10/12/2022	10,848	889,319

(1)	Unless otherwise indicated, all stock option and restricted stock unit awards granted to named executive officers vest quarterly in equal installments over a four-year period, except that the shares that would otherwise vest quarterly over the first 12 months do not vest until the first anniversary of the grant. The vesting commencement date for all stock options and restricted stock units is the grant date.
(2)	Computed based on the number of unvested shares multiplied by the closing market price of our common stock at the end of fiscal year 2013. The actual value (if any) to be realized by the named executive officer depends on whether the shares vest and the future performance of our common stock. On March 31, 2013, the closing price of our common stock was $81.98 per share.
(3)	Stock option awards granted to Messrs. Bunte, Carolan and Miiller on March 14, 2013 cliff vest in their entirety in March 2016.

Option Exercises and Stock Vested

The following table sets forth information on the number and value of stock options exercised and restricted stock units vested during fiscal 2013 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
N. Robert Hammer	175,000	$10,018,925	21,512	$1,237,481
Alan G. Bunte	50,000	2,774,475	17,002	976,985
Brian Carolan	15,000	1,057,500	5,755	329,373
Ron Miiller	120,000	6,860,944	12,387	707,672
David R. West	97,469	5,207,260	9,449	538,887
Louis F. Miceli	80,001	4,095,916	10,117	581,951

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the sale price of common stock at the time of exercise.
(2)	The value realized on the vesting of restricted stock units is based on the market price of our common stock on the day that the restricted stock vested.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans maintained by us.

Employment Agreements

In February 2004, we entered into an employment agreement with N. Robert Hammer. The agreement had an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreement provides that Mr. Hammer’s annual salary shall be subject to annual review by our Board of Directors. The agreement also provides that Mr. Hammer shall be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of his base salary and that he shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate Mr. Hammer’s employment for any reason other than cause, death or upon a change in control of our company, the agreement provides that, for a one-year period, Mr. Hammer will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for Mr. Hammer’s and his dependents’ health insurance coverage. In addition, Mr. Hammer will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Mr. Hammer’s employment by reason of death or disability, Mr. Hammer will be entitled to any compensation earned but not yet paid. The agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Hammer may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Hammer may not solicit our employees or customers for a period of one year following any termination of his employment with us. Mr. Hammer’s employment agreement also contains a change in control provision which is discussed below in the section titled “Change in Control Agreements.”

Mr. Hammer has maintained his primary residence in the state of Florida since he began serving as our Chairman, President and Chief Executive Officer in 1998. Mr. Hammer’s position with us is his only full time employment. Mr. Hammer generally spends his time working for us in our office in Oceanport, New Jersey or traveling on business for us. He is generally in Oceanport when not traveling on business. As part of his annual compensation, we pay costs associated with Mr. Hammer’s travel between his residence in Florida and our headquarters in Oceanport, New Jersey and we also lease an apartment for Mr. Hammer’s use in New Jersey. See “Summary Compensation Table” for more information. The members of the Compensation Committee consider these costs in reviewing the annual compensation of Mr. Hammer. We do not believe that Mr. Hammer’s Florida residency has had a negative impact on the quality of his service to us or on his ability to meet his obligations as Chairman, President and Chief Executive Officer in the past and we do not anticipate that his Florida residency will have any negative impact on us in the future.

In February 2004, we entered into employment agreements with Alan G. Bunte and Louis F. Miceli. Each of these agreements had an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party to the agreement elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreements with Messrs. Bunte and Miceli provide that the annual salary of each shall be subject to annual review by our chief executive officer or his designee, and also provides that each shall be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of the officer’s base salary. The agreements with Messrs. Bunte and Miceli each provide that these officers shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate the employment of either of these officers for any reason other than for cause or death, each of the agreements provide that, for a one-year period, the terminated officer will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for the officer’s and his dependents’ health insurance coverage. In addition, the terminated officer will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Messrs. Bunte’s or Miceli’s employment by reason of death or disability, each executive officer will be entitled to any compensation earned but not yet paid. Each agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, the officer may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, neither of these officers may solicit our employees or customers for a period of one year following any termination of employment with us.

Change in Control Agreements

Mr. Hammer’s employment agreement provides that if a change in control of our company occurs, all equity awards held by Mr. Hammer shall immediately become exercisable or vested. If a change in control of our company occurs and Mr. Hammer’s employment is terminated for reasons other than for cause (other than a termination resulting from a disability) within two years of the change in control, or if Mr. Hammer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then he shall be entitled to (1) a lump sum severance payment equal to one and a half times his base salary at the time of the change in control plus an amount equal to Mr. Hammer’s target bonus at the time of the change in control, and (2) health insurance coverage for Mr. Hammer and his dependents for an 18 month period.

We have entered into change of control agreements with all of our executive officers, other than Mr. Hammer, whose employment agreement sets forth the protections upon a change of control described above. Each of these agreements provide that if a change in control of our company occurs and the employment of any of the officers is terminated for reasons other than for cause, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment following a change in control of our company, then all equity awards held by the officer shall immediately become exercisable or vested. In addition, the change of control agreements with Messrs. Bunte and Miceli provide that if a change in control of our company occurs and the employment of either of these officers is terminated for reasons other than for cause within two years of the change in control, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then the officer shall be entitled to (1) a lump sum severance payment equal to one and a half times the sum of the officer’s annual base salary at the time of the change in control and all bonus payments made to the officer during the one-year period preceding the date of the change in control, and (2) health insurance coverage for the officer and his dependents for an 18 month period. The change of control agreements with Messrs. Carolan, Miiller and West have substantially identical provisions that provide for a lump sum severance payment equal to the officer’s annual base salary at the time of the change in control and health insurance coverage for the officer and his dependents for a 12 month period.

The change of control agreements with Messrs. Bunte and Miceli provide that, for an 18 month period following the termination of employment, the officers may not engage in, or have any interest in, or manage or operate any company or other business (whether as a director, officer, employee, partner, equity holder, consultant or otherwise) that engages in any business which then competes with any of our businesses, other than beneficial ownership of up to five percent of the outstanding voting stock of a publicly traded company. The agreements also prohibit Messrs. Bunte and Miceli from inducing any of our employees to terminate their employment with us or to become employed by any of our competitors during the 18 month period. Messrs. Carolan, Miiller and West are subject to substantially identical non-competition and non-solicitation provisions for a one-year period following the termination of employment.

Estimated Payments and Benefits upon Termination or Change in Control

The amount of compensation and benefits payable to each named executive officer has been estimated in the table below. The amounts below assume that such termination was effective as of March 31, 2013, the last day of our fiscal year. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

	Compensation
	Base Salary	Non-Equity Incentive Plan	Accelerated Vesting of Stock Options(1)	Accelerated Vesting of Restricted Stock Units(2)	Continuation of Medical Benefits (Present Value)	Total Compensation and Benefits
N. Robert Hammer
Death	$—	$777,769	$—	$—	$—	$777,769
Disability	—	777,769	—	—	—	777,769
Involuntary termination without cause or by non-extension of employment term	591,000	777,769	—	—	10,400	1,379,169
Change in Control	886,500	591,000	17,118,794	5,343,620	15,500	23,955,414
Alan G. Bunte
Death	—	605,370	—	—	—	605,370
Disability	—	605,370	—	—	—	605,370
Involuntary termination without cause or by non-extension of employment term	460,000	605,370	—	—	10,400	1,075,770
Change in Control	690,000	572,817	13,372,219	4,269,272	15,500	18,919,808
Brian Carolan
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—	—
Change in Control	288,000	—	2,620,118	1,724,367	—	4,632,485
Ron Miiller
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—	—
Change in Control	330,000	—	4,675,631	2,886,926	11,900	7,904,457
David R. West
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—	—
Change in Control	295,000	—	3,715,814	2,149,598	11,900	6,172,312
Louis F. Miceli
Death	—	211,825	—	—	—	211,825
Disability	—	211,825	—	—	—	211,825
Involuntary termination without cause or by non-extension of employment term	330,200	211,825	—	—	10,400	552,425
Change in Control	495,300	198,120	3,402,905	2,128,857	15,500	6,240,682

(1)	Amounts in this column describe the value of stock options that would vest upon the triggering event described in the leftmost column. The value of stock options is based on the difference between the exercise price of the options and the $81.98 closing price of our common stock on March 31, 2013.
(2)	Amounts in this column describe the value of restricted stock units that would vest upon the triggering event described in the leftmost column, based on a closing price of $81.98 of our common stock on March 31, 2013.

None of the named executive officers are eligible for compensation and benefits payable upon involuntary termination for cause or voluntary resignation or retirement and therefore such descriptions have been excluded from the table above. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, such as any unreimbursed business expenses payable and distributions of plan balances under the CommVault Systems, Inc. 401(k) plan.

Director Compensation

Our Compensation Committee of the Board of Directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock and expense reimbursement that directors receive for attending meetings of the Board of Directors or committees of the Board of Directors.

During fiscal 2013, our Compensation Committee engaged a third party compensation consultant, Compensia, to provide an assessment of our non-employee director compensation practices and also provided peer analysis information for structuring our director compensation practices related to cash compensation, equity compensation and equity vesting. The peer analysis was based on the same 19 technology and related industry companies described above in the Compensation Discussion and Analysis section heading “Peer Analysis of Executive Compensation”. Based on the results of the peer analysis date provided, we believe that CommVault’s director annual cash compensation is between the 50th and 75th percentile of the peer compensation data received and our director annual equity compensation exceeds the 75th percentile of the peer compensation data received. Our annual equity compensation exceeds the 75th percentile of the peer compensation data received primarily due to the annual cliff vesting of equity grants as more fully described below.

Effective January 2013, cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows:

•	Annual retainer of $42,000 with an additional $2,000 for each board meeting attended;

•	The chairperson of our Audit Committee, Compensation Committee and Nominations and Governance Committee receive an additional annual retainer of $30,000, $25,000 and $12,000, respectively;

•	The lead director receives an additional annual retainer of $20,000; and

•	Each committee member of the Audit Committee, Compensation Committee and Nominations and Governance Committee receives an additional annual retainer of $15,000, $10,000 and $5,000, respectively.

Non-employee directors are also eligible to receive equity compensation under our LTIP in which that all equity awards granted to non-employee directors will generally cliff vest, with the entire award vesting one year from the date of grant. In fiscal 2013, we made an equity grant to our non-employee directors in October 2012 related to our fiscal 2013 LTIP award. This equity grant included 6,000 non-qualified stock options and 3,200 restricted stock units to each non-employee director in which the entire award will cliff vest in October 2013. All future equity grants to our non-employee directors will be pursuant to our LTIP. See “Long-Term Equity Incentive Awards” above for more information about this plan. We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our board or committees.

The following table sets forth information concerning the compensation received for services rendered to us by our directors in fiscal 2013:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Frank J. Fanzilli, Jr.(2)	$62,000	$170,912	$161,571	$394,483
Armando Geday(3)	60,000	170,912	161,571	392,483
Keith Geeslin(4)	70,000	170,912	161,571	402,483
F. Robert Kurimsky(5)	70,000	170,912	161,571	402,483
Daniel Pulver(6)	79,000	170,912	161,571	411,483
Gary B. Smith(7)	75,000	170,912	161,571	407,483
David F. Walker(8)	85,000	170,912	161,571	417,483

(1)	The amounts in theses column represent the grant date fair value of restricted stock units and non-qualified stock options granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 7 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.
(2)	Mr. Fanzilli has 59,750 stock options and 3,200 restricted stock units outstanding as of March 31, 2013.
(3)	Mr. Geday has 59,750 stock options and 3,200 restricted stock units outstanding as of March 31, 2013.
(4)	Mr. Geeslin has 13,500 stock options and 3,200 restricted stock units outstanding as of March 31, 2013.
(5)	Mr. Kurimsky has a total of 39,750 stock options and 3,200 restricted stock units outstanding as of March 31, 2013.
(6)	Mr. Pulver has a total of 72,250 stock options and 3,200 restricted stock units outstanding as of March 31, 2013.
(7)	Mr. Smith has 47,250 stock options and 3,200 restricted stock units outstanding as of March 31, 2013.
(8)	Mr. Walker has 48,500 stock options and 3,200 restricted stock units outstanding as of March 31, 2013.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us.

Employee Benefit Plans

1996 Stock Option Plan

We have reserved 11,705,000 shares of common stock for issuance under the 1996 Stock Option Plan. As of March 31, 2013, options to purchase 1,262,906 shares of common stock were outstanding at a weighted average exercise price of $5.64 per share, 9,870,996 shares had been issued upon the exercise of outstanding options and 571,098 shares remain available for future grants. The 1996 Stock Option Plan provides for the grant of nonqualified stock options and other types of awards to our directors, officers, employees and consultants, and is administered by our Compensation Committee.

The Compensation Committee determines the terms of options granted under the 1996 Stock Option Plan, including the number of shares subject to the grant, exercise price, term and exercisability, and has the authority to interpret the plan and the terms of the awards thereunder. The exercise price of stock options granted under the plan must be no less than the par value of our common stock, and payment of the exercise price may be made by cash or other consideration as determined by the Compensation Committee. Options granted under the plan may not have a term exceeding ten years, and generally vest over a four-year period. At any time after the grant of an option, the Compensation Committee may, in its sole discretion, accelerate the period during which the option vests.

Generally, no option may be transferred by its holder other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employment Retirement Income Security Act of 1974, as amended, or the rules thereunder. If an employee leaves our company or is terminated, then any options held by such employee generally may be terminated, and any unexercised portion of the employee’s options, whether or not vested, may be forfeited.

The number of shares of common stock authorized for issuance under the 1996 Stock Option Plan will be adjusted in the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition or all or substantially all of the assets of our company, or exchange of common stock or other securities of our company, issuance of warrants or other rights to purchase common stock of our company, or other similar corporate transaction or event. In the event of the occurrence of any of these transactions or events, our Compensation Committee may adjust the number and kind of authorized shares of common stock under the plan, the number and kind of shares of common stock subject to outstanding options and the exercise price with respect to any option. Additionally, if any of these transactions or events occurs or any change in applicable laws, regulations or accounting principles is enacted, the Compensation Committee may purchase options from holders thereof or prohibit holders from exercising options. The Compensation Committee may also provide that, upon the occurrence of any of these events, options will be assumed by the successor or survivor corporation or be substituted by similar options, rights or awards covering the stock of the successor or survivor corporation.

The 1996 Stock Option Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors or our Compensation Committee. However, no action of our Compensation Committee or our Board of Directors that would require stockholder approval will be effective unless stockholder approval is obtained. No amendment, suspension or termination of the plan will, without the consent of the holder of options, alter or impair any rights or obligations under any options previously granted, unless the underlying option agreement expressly so provides. No options may be granted under the plan during any period of suspension or after its termination.

2006 Long-Term Stock Incentive Plan

On January 26, 2006, the Board of Directors authorized the creation of the Long-Term Stock Incentive Plan (the “LTIP”). Upon the close of our initial public offering on September 26, 2006, we became eligible to grant awards under the LTIP. Under the LTIP, we may grant stock options, stock appreciation rights, shares of common stock and performance units to our employees, consultants, directors and others persons providing services to our company.

The maximum number of shares of our common stock that was initially allowed to be awarded under the LTIP was 4,000,000. On each April 1, the number of shares available for issuance under the LTIP is increased, if applicable, such that the total number of shares available for awards under the LTIP as of any April 1 is equal to 5% of the number of outstanding shares of our common stock on that April 1. As of March 31, 2013, there were 5,176,165 options to purchase shares of common stock outstanding at a weighted average exercise price of $33.85 per share and there were 1,197,937 shares of non-vested restricted stock awards outstanding. In addition, as of March 31, 2013, there were approximately 550,010 shares that remain available for future grants under the LTIP. The maximum number of shares that may be subject to incentive stock options shall be 25,000,000 over the life of the LTIP. The maximum number of shares that may be subject to options and stock appreciation rights granted to any one individual shall be 25,000,000 over the life of the LTIP. The maximum number of shares that may be subject to stock unit awards, performance share awards, restricted stock awards or restricted unit awards to any one individual that are intended to be performance based within the meaning of Section 162(m) of the Internal Revenue Code shall be 25,000,000 over the life of the LTIP (or $1,000,000 during any calendar year, if settled in cash.) The number of shares of common stock authorized for issuance under the LTIP will be adjusted in the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition or all or substantially all of the assets of our company, or exchange of common stock or other securities of our company, issuance of warrants or other rights to purchase common stock of our company, or other similar corporate transaction or event.

Our Compensation Committee administers our LTIP. The LTIP essentially gives the Compensation Committee sole discretion and authority to select those persons to whom awards will be made, to designate the number of shares covered by each award, to establish vesting schedules and terms of each award, to specify all other terms of awards and to interpret the LTIP.

Options awarded under the LTIP may be either incentive stock options or nonqualified stock options, but incentive stock options may only be awarded to our employees. Incentive stock options are intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Nonqualified stock options are not intended to satisfy Section 422 of the Internal Revenue Code. Stock appreciation rights may be granted in connection with options or as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right. The exercise price of an option or stock appreciation right must be at least equal to the par value of a share of common stock on the date of grant, and the exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date of grant. Options and stock appreciation rights will be exercisable in accordance with the terms set by the Compensation Committee when granted and will expire on the date determined by the Compensation Committee, but in no event later than the tenth anniversary of the grant date. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options.

Under the LTIP, our Compensation Committee may grant common stock to participants. In the discretion of the committee, stock issued pursuant to the LTIP may be subject to vesting or other restrictions. Participants may receive dividends relating to their shares issued pursuant to the LTIP, both before and after the common stock subject to an award is earned or vested.

The Compensation Committee may award participants stock units which entitle the participant to receive value, either in stock or in cash, as specified by the Compensation Committee, for the units at the end of a specified period, based on the satisfaction of certain other terms and conditions or at a future date, all to the extent provided under the award. A participant may be granted the right to receive dividend equivalents with respect to an award of stock units by the Compensation Committee. Our Compensation Committee establishes the number of units, the form and timing of settlement, the performance criteria or other vesting terms and other terms and conditions of the award at the time the award is made.

Unless our Compensation Committee determines otherwise, in the event of a change in control of our company that is a merger or consolidation where our company is the surviving corporation (other than a merger or consolidation where a majority of the outstanding shares of our stock are converted into securities of another entity or are exchanged for other consideration), all option awards under the LTIP will continue in effect and pertain and apply to the securities which a holder of the number of shares of our stock then subject to the option would have been entitled to receive. In the event of a change of control of our company where we dissolve or liquidate, or a merger or consolidation where we are not the surviving corporation or where a majority of the outstanding shares of our stock is converted into securities of another entity or are exchanged for other consideration, all option awards under the LTIP will terminate, and we will either (1) arrange for any corporation succeeding to our business or assets to issue participants replacement awards on such corporation’s stock, or (2) make any outstanding options granted under the plan fully exercisable at least 20 days before the change of control becomes effective.

COMPENSATION COMMITTEE REPORT

CommVault Systems, Inc.

Compensation Committee

Report On Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our company’s annual report on Form 10-K for the year ended March 31, 2013 and in this proxy statement.

Compensation Committee

Keith Geeslin — Chairman

Frank J. Fanzilli, Jr.

Armando Geday

AUDIT COMMITTEE REPORT

General

The Audit Committee comprises three directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independent for purposes of the Nasdaq listing standards. In addition, our Board of Directors has determined that Mr. Walker qualifies as an “audit committee financial expert” under the applicable SEC rules and all of the members of Audit Committee satisfy Nasdaq’s financial literacy requirements.

Report

The Audit Committee has furnished the following report:

The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended March 31, 2013 with our management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent auditors (“Ernst & Young”), the matters required to be discussed by applicable auditing standards.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young regarding its independence as required by applicable standards, and has discussed with Ernst & Young its independence from our company and our management.

The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended March 31, 2013 be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 for filing with the SEC.

Audit Committee

David F. Walker — Chairman
F. Robert Kurimsky
Daniel Pulver

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Financial statements of our company and our consolidated subsidiaries will be included in our Annual Report furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as independent public accountants for us to examine our consolidated financial statements for the fiscal year ending March 31, 2014, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment for the 2015 fiscal year, rather than the 2014 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice. Ernst & Young was engaged as our principal independent public accountants for fiscal years 1998 through 2013. Representatives of Ernst & Young are expected to be present at the Annual Meeting and are also expected to be available to respond to appropriate questions.

Audit, Audit-Related, Tax and All Other Fees

The following table summarizes the aggregate fees and expenses billed to us for the fiscal years ended March 31, 2013 and 2012 by our principal accounting firm, Ernst & Young:

	2013	2012
	(In thousands)
Audit fees	$1,316	$1,239
Audit-related fees	7	8
Tax fees	597	478
All other fees	—	—

	$1,920	$1,725

Audit Fees — all services necessary to perform an audit of the consolidated financial statements of our company; the reviews of our company’s quarterly reports on Form 10-Q; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; consents and review of documents filed with the SEC.

Audit Related Fees — consultation concerning financial accounting and reporting standards.

Tax Fees — tax compliance; tax planning; and other tax advice.

All Other Fees — any other work that is not Audit, Audit-Related or a Tax Service.

In considering the nature of the services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of permissible non-audit services provided by the independent auditor. Generally, pre-approvals may be made by the chairperson of the Audit Committee in accordance with the rules of the Securities and Exchange Commission. All of the services performed by Ernst & Young in the year ended March 31, 2013 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 3

APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

On January 23, 2013, the Board of Directors adopted the CommVault Systems, Inc. Employee Stock Purchase Plan (the “ESPP”), subject to stockholder approval at the 2013 Annual Meeting. Subject to approval of our stockholders, the ESPP will be become effective as of February 1, 2014.

The purpose of the ESPP is to provide our eligible employees and eligible employees of our participating companies (sometimes referred to together with us as the “Company”) the opportunity to become stockholders through the purchase of shares of our common stock. The Board of Directors believes that it is in the best interest of us and our stockholders to approve the ESPP.

A summary of the material terms of the ESPP is contained below. The following summary should be read with and is subject to the specific provisions of the ESPP, the full text of which is set forth as Appendix A to this Proxy Statement.

Stockholders are asked to approve the ESPP in order for awards under the ESPP to be eligible for special tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with Nasdaq regulations.

Summary of the ESPP

Administration

The ESPP will be administered by a “Committee” appointed by the Board of Directors. The Board of Directors has designated the Compensation Committee to serve as the Committee administering the ESPP. The Committee will have the authority to appoint an “Administrator” of the ESPP. Subject to the terms and conditions of the ESPP, the Committee has the authority to manage and control the operation of the ESPP, conclusively interpret and construe the provisions of the ESPP, prescribe, amend and rescind rules, regulations and procedures relating to the ESPP, correct any defect or omission and reconcile any inconsistency in the ESPP and make all other determinations and take all other actions as it deems necessary or desirable for the implementation and administration of the ESPP. The Administrator will perform such functions with respect to the ESPP as the Committee and the Administrator agree.

Eligibility

Employees of the Company and its participating companies are eligible to participate in the ESPP as more fully described below and subject to the terms and conditions of the ESPP. We or the Committee will designate which of our eligible subsidiaries are participating companies. In order to be a participating company, a subsidiary must be our present or future subsidiary as defined under applicable Code rules. As of June 30, 2013, approximately 1,728 employees are eligible to participate in the ESPP.

Sub-plan

Employees of our adopting non-U.S. subsidiaries may be eligible to participate in a sub-plan of the ESPP. Sub-plans will be generally consistent with the material provisions of the ESPP, but may contain variations necessary to comply with local law. This summary describes the material provisions of the ESPP as applied to our employees and participating companies (and does not describe the variations of any sub-plan).

How Participation in the ESPP Works

Offering Periods

The ESPP gives ESPP participants the right to purchase shares of our common stock using amounts deducted from their pay during six-month periods commencing each February 1 and August 1 called “Offering Periods”. The first Offering Period under the ESPP will commence as of February 1, 2014 and will end on July 31, 2014.

Participation

An eligible employee elects to become a “Participant” in the ESPP for an Offering Period by filing a “Participation Election” with the Administrator in the time, form and manner specified by the Administrator (which may include electronically). Payroll deductions will be made from a Participant’s base pay for each payroll period during an Offering Period during which the Participation Election is in effect in such amounts authorized by the Participant in his or her Participation Election (not less than one nor more than 10 percent or such other minimum and/or maximum amounts permitted by the Committee). Payroll deductions will be made only after all other withholdings, deductions, garnishments and similar deductions have been made. A Participant’s Participation Election for an Offering Period will remain in effect for the entire Offering Period unless suspended or revoked earlier as described below.

Grants of Options and Limitations

As of the first day of an Offering Period (the “Grant Date”), each Participant for such Offering Period will be considered to have been granted an option under the ESPP which, subject to the terms and conditions of the ESPP, grants the Participant the right to purchase shares of our common stock under the ESPP on the last U.S. trading day of the Offering Period (the “Exercise Date”) and at the Exercise Price (as described below); provided, however, that:

(a) no Participant will be granted an Option on any Grant Date if the Participant, immediately after the Option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of shares of us or our subsidiaries;

(b) for any calendar year, no Participant may purchase shares under the ESPP (or any other employee stock purchase plan of ours or any of our subsidiaries) having a fair market value (as determined as of the Grant Date) in excess of $25,000; and

(c) no Participant will be granted an Option to purchase a number of shares of our common stock that exceeds 10,000 for any Offering Period.

ESPP Accounts

All payroll deductions made with respect to a Participant will be credited to his or her bookkeeping account under the ESPP. A Participant may participate in the ESPP only through payroll deductions and no other contributions will be accepted. No interest will accrue or be paid on any amount credited to a Participant’s account (or withheld from a Participant’s pay).

Amounts credited to a Participant’s ESPP account will not be credited with interest and, in general, all amounts credited to the account for an Offering Period will be used to purchase shares of our common stock under the ESPP for that Offering Period. Amounts credited to a Participant’s account for one Offering Period will not be used to purchase shares with respect to any other Offering Period. Generally, no cash refunds will be provided to the Participant from amounts credited to his or her account under the ESPP; provided, however, that, upon termination of participation, amounts will be returned to the Participant as described in greater detail below.

Purchases

On the Exercise Date, each Participant whose participation in the ESPP for that Offering Period has not terminated will be deemed to have exercised his or her Option with respect to that number of whole shares of our common stock equal to the quotient of (a) the balance in the Participant’s account as of the Exercise Date, and (b) the Exercise Price. The “Exercise Price” will be equal to the lesser of (i) 85% of the fair market value of a share on the Grant Date, or (ii) 85% of the fair market value of a share on the Exercise Date, rounded up to the nearest cent. Any amounts remaining in a Participant’s account as of any Exercise Date after the purchase of shares will be distributed to the Participant as soon as practicable after the Exercise Date.

Shares purchased by a Participant under the ESPP will be issued in the name of the Participant. Shares will be uncertificated but a stock certificate for whole shares will be delivered to the Participant upon the Participant’s request.

Termination of Participation

A Participant may, at any time and for any reason, voluntarily suspend contributions to the ESPP during an Offering Period by notifying the appropriate payroll office at least 10 business days (or such other period provided by the Committee) before the payroll period in which such suspension is to be effective. If a Participant elects to suspend contributions during an Offering Period, the Participant’s payroll deductions for the remainder of the Offering Period will cease (and he or she will not be permitted to resume payroll deductions for the remainder of the Offering Period) and the balance in the Participant’s account determined as of the effective date of his or her suspension will be used as of the next Exercise Date to purchase shares of our common stock under the ESPP.

A Participant (including a Participant who previously elected to have contributions suspended) may, at any time and for any reason, voluntarily withdraw from participation in the ESPP for an Offering Period by notifying the appropriate payroll office at least 10 business days (or such other period provided by the Committee) before the next payroll period in which the withdrawal is to be effective. If a Participant elects to withdraw from participation during an Offering Period, the Participant’s participation in the ESPP for that Offering Period will terminate and the Participant’s payroll deductions for the remainder of the Offering Period will cease (and the Participant will not be permitted to resume payroll deductions for the remainder of the Offering Period). The balance of the Participant’s account determined as of the effective date of his or her withdrawal will be paid to him or her in cash as soon as practicable following the effective date of his or her withdrawal and no shares of our common stock will be purchased on behalf of the Participant for the Offering Period in which the withdrawal occurs. A Participant’s withdrawal from the ESPP during an Offering Period will have no effect on the Participant’s eligibility to participate in a subsequent Offering Period.

AParticipant’s participation in the ESPP will be automatically terminated immediately upon termination of his or her employment with the Company for any reason and the Participant’s account balance (including any balance of a Participant who previously suspended contributions) will be returned to him or her in cash as soon as possible thereafter (and will not be used to purchase any shares of our common stock).

Shares Subject to the ESPP

The shares of our common stock that may be issued under the ESPP will be shares currently authorized but unissued or currently held or subsequently acquired by us as treasury shares or purchased in the open market or in private transactions (including shares purchased in the open market with Participants’ account balances under the ESPP). Subject to adjustment upon changes in our capitalization as described below, the number of shares of our common stock that may be issued under the ESPP will not exceed 3,000,000 shares. In the event of the expiration, withdrawal, termination or other cancellation of an Option under the ESPP, the number of shares of our common stock that were subject to the Option but not delivered will again be available for issuance under the ESPP.

If, on an Exercise Date, Participants in the aggregate have outstanding Options to purchase more shares of our common stock than are available to purchase under the ESPP, each Participant will be eligible to purchase a reduced number of shares on a pro rata basis and any excess payroll deductions will be returned to such Participants, without interest, all as provided by uniform and nondiscriminatory rules adopted by the Committee.

Adjustments

In the event of any transaction involving the Company (including, without limitation, any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, extraordinary cash dividend, stock split, reverse stock split, combination, exchange or other distribution with respect to shares of our common stock or other change in the corporate structure or capitalization affecting the shares of our common stock), the Committee will make adjustments to the ESPP and Options under the ESPP as the Committee determines appropriate in its sole discretion to preserve the benefits or potential benefits of the ESPP and Options. Action by the Committee may include (a) adjustment to the number and kind of shares which are or may be subject to Options under the ESPP, (b) adjustment to the number and kind of shares subject to outstanding Options under the ESPP, (c) adjustment to the Exercise Price of outstanding Options under the ESPP, (d) cancellation of outstanding Options, and (e) any other adjustments that the Committee determines to be equitable.

Amendment and Termination of the ESPP

The Board of Directors may, at any time and in any manner, amend, suspend or terminate the ESPP or any election outstanding under the ESPP; provided, however, that no such amendment will be made without approval of our stockholders to the extent such approval would be required under Section 423 of the Code, the rules of any securities exchange or similar entity on which our common stock is listed or otherwise by applicable law.

Transferability

Neither the right of a Participant to purchase shares of our common stock under the ESPP, nor his or her account balance, may be transferred, pledged or assigned by the Participant other than by will or the laws of descent and distribution and an Option granted under the ESPP may be exercised during a Participant’s lifetime only by the Participant.

United States Federal Income Tax Consequences

The following is a brief discussion of the U.S. Federal income tax treatment that will generally apply to grants of Options and purchases under the ESPP by U.S. taxpayers based on the current U.S. Federal tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the Federal income tax aspects of the ESPP. A Participant may also be subject to state and local taxes in connection with grants of Options and purchases under the ESPP. We recommend that Participants consult with their individual tax advisors to determine the applicability of the tax rules to their participation in the ESPP in their personal circumstances.

No income will be taxable to a Participant upon the grant of an Option under the ESPP or at the time shares of our common stock are purchased under the ESPP. A Participant in the ESPP may become liable for tax upon the disposition of the shares acquired upon exercise of an Option, as summarized below.

In the event that shares of our common stock acquired pursuant to the ESPP are sold or disposed of (including by way of gift) at least 2 years after the date the Option is granted and at least one year after the relevant Exercise Date, the excess of the fair market value of the shares at the time of such disposition over the Exercise Price will be treated as ordinary income to the Participant. Any further gain on disposition will be treated as capital gain and any loss will be treated as a capital loss. If the Participant holds the acquired shares for the periods described above, we will not be entitled to a deduction for Federal income tax purposes with respect to shares transferred to a Participant.

In the event shares of our common stock are sold or disposed of before the expiration of the holding periods described above, the excess of the fair market value of the shares on the Exercise Date over the Exercise Price will be treated as ordinary income to the Participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain. Even if the shares are sold for less than their fair market value on the Exercise Date, the same amount of ordinary income is attributed to a Participant and a capital loss is recognized equal to the difference between the sale price and the value of the shares on the Exercise Date. If a sale or disposition occurs before the expiration of the holding periods described above, we will be entitled to a deduction for the taxable year in which such sale or disposition occurs in the same amount includible as compensation in the Participant’s gross income.

The ESPP is not subject to the Employee Retirement Income Security Act of 1974, as amended, or qualified under Section 401(a) of the Code).

ESPP Benefits

The benefits to be derived under the ESPP by any individual are currently undeterminable. Participation in the ESPP is entirely voluntary and benefits will only be realized for those employees who choose to allocate a portion of their compensation to the purchase of our common stock. The total number of shares to be purchased during each offering period cannot be determined in advance, as it will vary based on individual elections and the price of our common stock on the Grant Date and the Exercise Date.

The Board of Directors recommends that you vote FOR this proposal.

EQUITY COMPENSATION PLANS INFORMATION

The following table provides information as of March 31, 2013 with respect to the shares of our common stock that may be issuable upon the exercise of options, warrants and rights under or existing equity compensation plans.

The following information is as of March 31, 2013:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	7,637,008	$28.31	1,121,109
Equity compensation plans not approved by security holder	—	—	—
Totals	7,637,008	$28.31	1,121,109	(2)

(1)	Consists of shares of common stock to be issued upon exercise of outstanding options and vesting of restricted stock awards under our 1996 Stock Option Plan and 2006 Long-Term Stock Incentive Plan.
(2)	On each April 1, the number of shares available for issuance under the 2006 Long-Term Stock Incentive Plan is increased, if applicable, such that the total number of shares available for awards under the 2006 Long-Term Stock Incentive Plan as of any April 1 is equal to 5% of the number of outstanding shares of our common stock on that April 1.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers whose compensation is reported in the compensation tables that appear earlier in this proxy statement as such compensation is disclosed in this proxy statement in accordance with Item 402 of Regulation S-K (which is the Securities and Exchange Commission’s rule setting forth executive compensation disclosure requirements).

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we strive to enhance long-term stockholder value by closely aligning our executive compensation philosophy and practices with the interests of our stockholders by rewarding achievement of specific annual, long-term, and strategic goals by our company, focusing on revenue growth and profitability. Our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive our company’s strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. Our compensation practices, which balance long-term and short-term awards, are structured to pay for performance, to encourage business decision-making aligned with the long-term interests of our company and to promote and to support the human resource requirements of our business. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described on pages 14 – 37 of this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Commvault’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Commvault’s proxy statement is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on our company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee would evaluate whether any actions are necessary to address those concerns.

Because Proposal No. 4 is a non-binding, advisory vote, there is no specific approval requirement. However, the Board of Directors will consider that the stockholders have approved executive compensation on an advisory basis if this proposal receives the affirmative vote of a majority of the votes present (in person or by proxy) and entitled to vote on this proposal.

The Board of Directors recommends that you vote FOR the approval of executive compensation.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation — CommVault Systems, Inc. Compensation Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

SOLICITATION AND EXPENSES OF SOLICITATION

The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals — Inclusion in Company Proxy Statement

For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2014, the proposal must be received by March 10, 2014.

Other Stockholders Proposals — Discretionary Voting Authority and Bylaws

With respect to stockholder proposals not included in our company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our Bylaws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the mailing of notice for the preceding year’s annual meeting. Therefore, to be timely under our Bylaws, a proposal for the 2014 annual meeting not included by or at the direction of the Board of Directors must be received no later than April 9, 2013.

WARREN H. MONDSCHEIN
Vice President, General Counsel and Secretary
Chief Compliance Officer

We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our annual report on Form 10-K for the fiscal year ended March 31, 2013, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Warren H. Mondschein, Vice President, General Counsel and Secretary, Chief Compliance Officer, CommVault Systems, Inc., 2 Crescent Place, Oceanport, New Jersey 07757. Directions to our Annual Meeting can be obtained by calling 732-870-4000. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2013 is also being made available concurrently with the proxy statement at www.cfpproxy.com/6030.

Exhibit A

COMMVAULT SYSTEMS, INC.

EMPLOYEE STOCK PURCHASE PLAN

COMMVAULT SYSTEMS, INC.

EMPLOYEE STOCK PURCHASE PLAN

COMMVAULT SYSTEMS, INC.

Certificate

I,            ,              of CommVault Systems, Inc., having in my custody and possession the corporate records of said corporation, do hereby certify that attached hereto is a true and correct copy of the CommVault Systems, Inc. Employee Common Stock Purchase Plan as currently in effect.

WITNESS my hand this              day of             , 2013.

As Aforesaid

COMMVAULT SYSTEMS, INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose; Effective Date; Sub-plans. The CommVault Systems, Inc. Employee Stock Purchase Plan (the “Plan”) has been established by CommVault Systems, Inc. (the “Company”) effective as of February 1, 2014 (the “Effective Date”) to provide eligible employees of the Company and the Participating Companies (as defined in Section 2) with an opportunity to become owners of the Company through the purchase of shares of common stock of the Company (“Common Stock”). It is intended that the Plan, and all rights granted hereunder, will meet the requirements of an “employee stock purchase plan” within the meaning of Section 423 of the Code (as defined in Section 2) and the Plan and shall be interpreted and construed in all respects so as to be consistent with such requirements. The Plan shall remain in effect until all shares reserved for issuance hereunder have been issued or until the Plan is otherwise terminated in accordance with the provisions of Section 12 hereof. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee (as defined in Section 2) or its designee may, in its sole discretion, amend the terms of the Plan, or an Option (as defined in Section 2), in order to reflect the impact of local law outside of the United States as applied to one or more Eligible Employees of a Non-U.S. Participating Company and may, where appropriate, establish one or more sub-plans to reflect such amended provisions; provided, however, in no event shall any sub-plan (a) be considered part of the Plan for purposes of Section 423 of the Code or (b) cause the Plan (other than the sub-plan) to fail to satisfy the requirements of Section 423 of the Code. In the event of any inconsistency between a sub-plan and the Plan document, the terms of the sub-plan shall govern.

2. Defined Terms. For purposes of the Plan, the following terms shall have the meaning specified.

(a)	Administrator. The term “Administrator” is defined in Section 9 hereof.

(b)	Base Pay. The term “Base Pay” means, for any period, an Eligible Employee’s regular rate of basic cash compensation (excluding commissions and variable compensation) from the Company or a Participating Company for that period.

(c)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and, where applicable, includes Treasury regulations issued thereunder.

(d)	Committee. The term “Committee” is defined in Section 9 hereof.

(e)	Common Stock. The term “Common Stock” is defined in Section 1 hereof.

(f)	Company. The term “Company” is defined in Section 1 hereof.

(g)	Effective Date. The term “Effective Date” is defined in Section 1 hereof.

(h)	Eligible Employee. For any Offering Period, the term “Eligible Employee” means any employee of the Company or a Participating Company.

(i)	Exercise Date. The term “Exercise Date” means the last day of each Offering Period (or, if such day is not a trading day in the U.S., the next such preceding trading day). If the Company’s stock is not listed or admitted to trading on a publicly traded exchange on the last day of the Offering Period, and the last day of the relevant Offering Period is not a trading day in the U.S., then the Exercise Date shall be the next preceding U.S. trading day.

(j)	Exercise Price. For any Offering Period, the term “Exercise Price” means the lesser of (i) 85% of the Fair Market Value of a share of Common Stock on the Grant Date, or (ii) 85% of the Fair Market Value of a share of Common Stock on the Exercise Date, rounded up to the nearest cent.

(a)	Fair Market Value. The “Fair Market Value” of a share of Common Stock as of any date shall be determined in accordance with the following:

(i)	If, as of the applicable date, the Common Stock is listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing price per share of Common Stock on such date on the principal exchange on which the Common Stock is then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

(ii)	If, as of the applicable date, the Common Stock is not listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing price of a share of Stock on the day preceding the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Company and regularly reporting the market price of Common Stock in such market.

(iii)	If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith.

(k)	Grant Date. The term “Grant Date” means the first day of each Offering Period.

(l)	Non-U.S. Participating Company. The term “Non-U.S. Participating Company” means any Participating Subsidiary which employs only employees who reside outside of the United States. A Non-U.S. Participating Company shall cease to be a Non-U.S. Participating Company on the date specified by the Company or the Committee. Participating Companies as of the Effective Date (including Non-U.S. Participating Companies) are listed in Appendix A to the Plan.

2

(m)	Offering Period. The term “Offering Period” means the period beginning on the Effective Date and ending on July 31, 2014 and each six month period commencing thereafter beginning on each August 1 and February 1, respectively.

(n)	Option. The term “Option” is defined in Section 5 hereof.

(o)	Participant. With respect to any Offering Period, the term “Participant” means an Eligible Employee who has elected to participate in the Plan for that Offering Period by filing a Participation Election Form for such Offering Period.

(p)	Participating Company. The term “Participating Company” means any Subsidiary which has been designated as a Participating Company for purposes of the Plan by the Company or the Committee. A Participating Company shall cease to be a Participating Company on the date specified by the Company or the Committee. Participating Companies as of the Effective Date (including any Non-U.S. Participating Companies) are listed in Appendix A to the Plan.

(q)	Participation Election. The term “Participation Election “ means, for any Offering Period, a Participant’s election to participate in the Plan for that Offering Period and to authorize payroll deductions under the Plan for that Offering Period, which election shall be made in the time, form and manner specified by the Committee (which may include electronically). A Participant’s Participation Election for an Offering Period will remain in effect for the entire Offering Period unless suspended or revoked earlier in accordance with the terms of the Plan.

(r)	Plan. The term “Plan” is defined in Section 1 hereof.

(s)	Plan Account. The term “Plan Account” means a separate bookkeeping account maintained for each Participant, which reflects the accumulated payroll deductions made on behalf of the Participant for any Offering Period, reduced for any distributions from such Plan Account pursuant to the provisions of the Plan.

(t)	Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended.

(u)	Subsidiary. The term “Subsidiary” means a subsidiary corporation with respect to the Company as determined in accordance with Section 424(f) of the Code.

3. Shares Subject to Plan.

(a)	Shares Reserved. The shares of Common Stock which may be issued under the Plan shall be shares currently authorized but unissued or currently held or

3

subsequently acquired by the Company as treasury shares or shares purchased in the open market or in private transactions (including shares purchased in the open market with Participants’ Plan Account balances under the Plan). Subject to the provisions of Section 3(c), the number of shares of Common Stock which may be issued under the Plan shall not exceed 3,000,000 shares.

(b)	Reusage of Shares. In the event of the expiration, withdrawal, termination or other cancellation of an Option under the Plan, the number of shares of Common Stock that were subject to the Option but not delivered shall again be available for issuance under the Plan.

(c)	Adjustments to Shares Reserved. In the event of any transaction involving the Company (including, without limitation, any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, extraordinary cash dividend, stock split, reverse stock split, combination, exchange or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock), the Committee shall make such adjustments to the Plan and Options under the Plan as the Committee determines appropriate in its sole discretion to preserve the benefits or potential benefits of the Plan and the Options. Action by the Committee may include (i) adjustment of the number and kind of shares which are or may be subject to Options under the Plan, (ii) adjustment of the number and kind of shares subject to outstanding Options under the Plan, (iii) adjustment to the Exercise Price of outstanding Options under the Plan, (iv) cancellation of outstanding Options, and (v) any other adjustments that the Committee determines to be equitable.

(d)	Insufficient Shares. If, on an Exercise Date, Participants in the aggregate have outstanding Options to purchase more shares of Common Stock than are then available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis and any excess payroll deductions shall be returned to such Participants, without interest, all as provided by uniform and nondiscriminatory rules adopted by the Committee.

4. Participation. An individual who is an Eligible Employee on the first day of an Offering Period may elect to become a Participant in the Plan for that Offering Period by completing and filing a Participation Election Form in accordance with rules and procedures established by the Administrator. Notwithstanding any other provision of the Plan, individuals who are not treated as common law employees by the Company or a Participating Company on their payroll records are excluded from Plan participation even if a court or administrative agency determines that such individuals are common law employees and not independent contractors. No employee of the Company or any Participating Company shall be eligible to participate in the Plan if the Committee determines that such participation could be in violation of any local law and that it is permissible to exclude such employees from participation in the Plan under Section 423 of the Code.

4

5. Grant of Options. As of each Grant Date, each Eligible Employee who is a Participant for such Offering Period shall be deemed to have been granted an “Option” under the Plan which, subject to the terms and conditions of the Plan, grants the Participant the right to purchase shares of Common Stock under the Plan on the Exercise Date and at the Exercise Price. Notwithstanding the foregoing:

(a)	no Participant shall be granted an Option to purchase shares of Common Stock on any Grant Date if such Participant, immediately after the Option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or any Subsidiary;

(b)	no Participant may purchase under the Plan (or any other employee stock purchase plan of the Company or any Subsidiary) in any calendar year shares of Common Stock having a Fair Market Value (as determined as of the Grant Date) in excess of $25,000;

(c)	no Participant shall be granted an Option to purchase a number of shares of Common Stock that exceeds 10,000 for any Offering Period.

The provisions of Section 5(b) shall be interpreted in accordance with Section 423(b)(8) of the Code. For purposes of this Section 5, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual.

6. Payroll Deductions. Payroll deductions pursuant to a Participant’s Participation Election Form shall commence with the first payroll period ending after the first day of the Offering Period to which the Participation Election Form relates. Payroll deductions under the Plan shall be subject to the following:

(a)	Source and Amount of Payroll Deductions. Payroll deductions shall be made from the Base Pay paid to each Participant for each payroll period in such amounts as the Participant shall authorize in his Participation Election Form. Subject to the provisions of Section 5, the Committee may, from time to time, establish uniform and nondiscriminatory minimum and maximum payroll deductions for any period and other rules relating to elections. Unless otherwise specified by the Committee, a Participant’s payroll deductions for any payroll period may not be less than one percent or more than ten percent of Base Pay. Except as provided in Section 7, a Participant may not change his payroll deductions during an Offering Period.

5

(b)	Insufficient Pay. If a Participant’s Base Pay is insufficient in any payroll period to allow the entire payroll deduction contemplated under the Plan and his Participation Election Form, no deduction will be made for such payroll period. Payroll deductions will resume with the next payroll period in which the Participant has Base Pay sufficient to allow for the deductions. Payroll deductions under the Plan shall be made in any payroll period only after other withholdings, deductions, garnishments and the like have been made, and only if the remaining Base Pay is sufficient to allow the entire payroll deduction contemplated.

(c)	Participant’s Plan Account. All payroll deductions made with respect to a Participant shall be credited to his Plan Account under the Plan. A Participant may participate in the Plan only through payroll deductions and no other contributions will be accepted. No interest will accrue or be paid on any amount credited to a Participant’s Plan Account (or withheld from a Participant’s pay). Except as otherwise provided in Sections 7(b), 7(c) or 8(d) all amounts in a Participant’s Plan Account will be used to purchase shares of Common Stock and no cash refunds will be made from such Plan Account. Any amounts remaining in a Participant’s Plan Account with respect to an Offering Period shall be returned to the Participant, without interest, and will not be used to purchase shares of Common Stock with respect to any other Offering Period under the Plan.

7. Termination of Participation.

(a)	Voluntary Suspension of Contributions. A Participant may, at any time and for any reason, voluntarily suspend contributions to the Plan during an Offering Period by notification of suspension delivered to the appropriate payroll office at least 10 business days (or such other period provided by the Committee) before the payroll period in which such suspension is to be effective. If a Participant elects to suspend contributions during an Offering Period, his payroll deductions for the remainder of the Offering Period shall cease (and he shall not be permitted to resume payroll deductions for the remainder of the Offering Period) and the balance in his Plan Account determined as of the effective date of his suspension shall be used as of the next Exercise Date to purchase shares of Common Stock under the Plan in accordance with the terms hereof.

(b)

Withdrawal. A Participant (including a Participant who previously elected to have contributions suspended in accordance with Section 7(a)), may, at any time and for any reason, voluntarily withdraw from participation in the Plan for an Offering Period by notification of withdrawal delivered to the appropriate payroll office at least 10 business days (or such other period provided by the Committee) before the next payroll period in which the withdrawal is to be

6

effective. If a Participant elects to withdraw from participation during an Offering Period, his participation in the Plan for that Offering Period shall terminate, his payroll deductions for the remainder of the Offering Period shall cease (and he shall not be permitted to resume payroll deductions for the remainder of the Offering Period), the balance in his Plan Account determined as of the effective date of his withdrawal shall be paid to him in cash as soon as practicable following the effective date of his withdrawal and no shares of Common Stock will be purchased on behalf of the Participant for the Offering Period in which the withdrawal occurs. A Participant’s withdrawal from the Plan during an Offering Period shall have no effect on his eligibility to participate in subsequent Offering Period.

(c)	Termination of Employment. A Participant’s participation in the Plan shall be automatically terminated immediately upon termination of his employment with the Company and the Participating Companies for any reason and the balance in his Plan Account determined on his termination date shall be paid to him in cash as soon as practicable following his termination date and no shares of Common Stock will be purchased on behalf of the Participant for the Offering Period in which the termination date occurs.

8. Exercise of Option/Purchase of Shares.

(a)	Exercise of Option. On each Exercise Date, each Participant whose participation in the Plan for that Offering Period has not terminated shall be deemed to have exercised his Option with respect to that number of whole shares of Common Stock equal to the quotient of (i) the balance in the Participant’s Plan Account as of the Exercise Date and (ii) the Exercise Price.

(b)	Statements. As soon as practicable after each Exercise Date, a statement shall be made available to each Participant which shall include the number of shares of Common Stock purchased on the Exercise Date on behalf of such Participant under the Plan.

(c)	Registration/Certificates. Shares of Common Stock purchased by a Participant under the Plan shall be issued in the name of the Participant. Shares of Common Stock will be uncertificated; provided, however, that a stock certificate for whole shares shall be delivered to the Participant the upon the Participant’s request.

(d)	Excess Plan Account Balances. Any amounts remaining in a Participant’s Plan Account as of any Exercise Date after the purchase of shares described herein shall be distributed to the Participant as soon as practicable after the Exercise Date.

7

9. Administration. The Plan shall be administered by a Committee appointed by the Company’s Board of Directors (the “Committee”). The Committee shall have the authority to appoint an “Administrator” of the Plan. Subject to the terms and conditions of the Plan, the Committee shall have the authority and duty to (a) manage and control the operation of the Plan; (b) conclusively interpret and construe the provisions of the Plan, and prescribe, amend and rescind rules, regulations and procedures relating to the Plan; (c) correct any defect or omission and reconcile any inconsistency in the Plan; (d) determine whether and to what extent a company will be a Participating Company; and (e) make all other determinations and take all other actions as it deems necessary or desirable for the implementation and administration of the Plan. The Administrator shall perform such functions with respect to the Plan as the Committee and the Administrator agree. The determination of the Committee and the Administrator, respectively, on matters within their respective authorities shall be conclusive and binding on the Company, the Participating Companies, the Participants and all other persons. Any decision of the Committee shall be made by a majority of its members.

10. Miscellaneous.

(a)	Compliance with Applicable Laws; Limits on Issuance. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act, and the applicable requirements of any securities exchange or similar entity on which the Common Stock is listed. Prior to the issuance of any shares of Common Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares and will not dispose of them in violation of the registration requirements of the Securities Act. All shares of Common Stock acquired pursuant Options granted hereunder shall be subject to any applicable restrictions contained in the Company’s By-laws. In addition, the Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of Options as it may deem advisable, including, without limitation, restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which such Common Stock is then listed and/or traded, and restrictions under any blue sky or state securities laws applicable to such Common Stock.

(b)	Transferability. Neither the right of a Participant to purchase shares of Common Stock hereunder, nor his Plan Account balance, may be transferred, pledged or assigned by the Participant other than by will or the laws of descent and distribution and an Option granted under the Plan may be exercised during a Participant’s lifetime only by the Participant.

8

(c)	Notices. Any notice or document required to be filed with the Committee or Administrator, as applicable, under or with respect to the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid (or in such other form acceptable to the Committee or the Administrator, as applicable), if to the Committee, at the Company’s principal executive offices and, if to the Administrator, at the Administrator’s principal executive offices. The Committee and Administrator may, by advance written notice to affected persons, revise any notice procedure applicable to it from time to time. Any notice required under the Plan may be waived by the person entitled to notice.

(d)	Withholding. All amounts withheld pursuant to the Plan, shares of Common Stock issued hereunder and any payments pursuant to the Plan are subject to withholding of all applicable taxes and the Company and the Participating Companies shall have the right to withhold from any payment or distribution of shares or to collect as a condition of any payment or distribution under the Plan, as applicable, any taxes required by law to be withheld. To the extent provided by the Committee, a Participant may elect to have any distribution of shares otherwise required to be made pursuant to the Plan to be withheld or to surrender to the Company or its subsidiaries shares of Common Stock already owned by the Participant to fulfill any tax withholding obligation; provided, however, in no event shall the fair market value of the number of shares so withheld (or accepted) exceed the amount necessary to meet the minimum Federal, state and local marginal tax rates then in effect that are applicable to the Participant and to the particular transaction.

(e)	Limitation of Implied Rights. The Plan does not constitute a contract of employment or continued service and participation in the Plan will not give any employee the right to be retained in the employ of the Company or any Participating Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan. Participation in the Plan by a Participant shall not create any rights in such Participant as a stockholder of the Company until shares of Common Stock are registered in the name of the Participant.

(f)	Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

(g)	Gender and Number. Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

9

(h)	Use of Payroll Deductions. All payroll deductions made under the Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions except as required by applicable law.

(i)	Governing Law and Forum. The laws of the State of New Jersey will govern all matters relating to the Plan except to the extent it is superseded by the laws of the United States. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New Jersey and agree that such litigation shall be conducted only in the courts of Monmouth, County, New Jersey, or the federal courts for the United States for the District of New Jersey, and no other courts, where this grant of Options is made and/or to be performed.

11. Amendment or Termination of Plan. The Board of Directors of the Company may, at any time and in any manner, amend, suspend or terminate the Plan or any election outstanding under the Plan; provided, however, that no such amendment shall be made without approval of the Company’s stockholders to the extent such approval would be required under Section 423 of the Code, the rules of any securities exchange or similar entity on which the Common Stock is listed or otherwise by applicable law.

10

APPENDIX A

Participating Companies

Effective as of February 1, 2014

CommVault Systems, Inc.

CommVault Americas, Inc.

CommVault Software Technology (Beijing) Co., Ltd. (Effective August 1, 2014)

CommVault Systems (Australia) Pty Ltd

CommVault Systems (New Zealand) Limited

CommVault Capital Inc.

Advanced Data Life Cycle Management Inc.

CommVault Systems (Canada) Inc.

CommVault Systems (Singapore) Private Ltd

CommVault Systems De Mexico SRL de CV

CommVault Systems (Hong Kong) Limited

CommVault Systems International BV

CommVault Systems (Japan) KK

CommVault Systems Ltd.

CV Simpana Software (Proprietary) Limited

CommVault Systems (India) Private limited

CommVault Systems GmbH

CommVault Systems Iberia Srl

CommVault Systems Italia Srl

CommVault Systems AB

CommVault System Ireland Ltd.

CommVault Systems (Israel) LTD

CommVault Systems SARL

SUB-PLAN TO THE

COMMVAULT SYSTEMS, INC. EMPLOYEE STOCK PURCHASE PLAN

1. Definitions. Any capitalized term used in this Sub-Plan but not defined herein shall have the meaning given to such term in the CommVault Systems, Inc. Employee Stock Purchase Plan (the “Plan”).

2. Purpose of the Sub-Plan.

(a) The Company established the Plan to provide Eligible Employees with an opportunity to purchase Common Stock through accumulated payroll deductions or by such other method(s) of contribution as may be permitted by the Committee or its designee.

(b) Section 1 of the Plan provides that the Committee or its designee may, in its sole discretion, amend the terms of the Plan, or an Option, in order to reflect the impact of local law outside of the United States as applied to one or more Eligible Employees of a Non-U.S. Participating Company and may, where appropriate, establish one or more sub-plans to reflect such amended provisions; provided, however, in no event shall any sub-plan (a) be considered part of the Plan for purposes of Section 423 of the Code or (b) cause the Plan (other than the sub-plan) to fail to satisfy the requirements of Section 423 of the Code. In the event of any inconsistency between a sub-plan and the Plan document, the terms of the sub-plan shall govern.

(c) The Committee has determined that it is appropriate and advisable to establish a sub-plan to the Plan, outside the scope of Section 423 of the Code for the purpose of facilitating the participation of Eligible Employees of Non-U.S. Participating Companies and complying with applicable local laws in the jurisdictions reflected in the accompanying Exhibit (“Exhibit”).

(d) The rules of this sub-plan (including the rules set forth in the Exhibit, together the “Sub-Plan”), together with the rules of the Plan, shall govern the offering of and the participation in the Plan with respect to all Eligible Employees of Non-U.S. Participating Companies in the jurisdictions covered by this Sub-Plan. To the extent there is a conflict between the rules of the Plan and this Sub-Plan, the provisions of the Sub-Plan shall control.

3. Terms of the Sub-Plan.

(a) The rules set forth in the Exhibit, as may be amended from time to time, shall govern offers of participation to Eligible Employees of Non-U.S. Participating Companies residing in the applicable jurisdictions reflected in the Exhibit. The Exhibit constitutes part of this Sub-Plan.

(b) Subject to the terms of the Plan, the Committee reserves the right to amend or terminate the Sub-Plan, as contained herein, at any time.

Exhibit to Sub-Plan

European Union Member States and European Economic Area Treaty Adherent States

Eligibility

Notwithstanding Section 2(h) or any other provision of the Plan to the contrary, for the purpose of complying with national laws implementing the European Council Directive 97/81/EC, which prohibits discrimination with regard to compensation or benefits offered to part-time and temporary employees residing in the European Union (“EU”) or European Economic Area (“EEA”), an Employee of a Participating Company that is located in any EU member state or EEA treaty adherent state shall be eligible to participate in the Plan regardless of whether such Employee is customarily employed by a Participating Company for twenty (20) or more hours per week.

China

Due to exchange control laws in China, notwithstanding any provision in the Plan to the contrary, it will be necessary or desirable for the Company to impose certain conditions on the Option purchase rights under the Plan. The provisions of the Plan as applied to the Company or any Participating Company in China may, with the consent of the Company, be modified or supplemented.

Denmark

Notwithstanding Sections 7(c) of the Plan or any other provision of the Plan to the contrary, pursuant to the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships, in the event that the employment of an Optionee is terminated by the Participating Company that employs such Optionee for any reason other than gross misconduct (as determined under the laws of Denmark) or if the Optionee resigns his or her employment because of the gross misconduct (as determined under the laws of Denmark) of the Participating Company that employs the Optionee, the Optionee’s accumulated payroll deductions through the Optionee’s employment termination date shall be used to purchase shares of Stock on behalf of such Optionee on the next following Investment Date, and then the Optionee shall cease any additional participation in the Plan.

z	REVOCABLE PROXY COMMVAULT SYSTEMS, INC.	{
ANNUAL MEETING OF STOCKHOLDERS AUGUST 21, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned does hereby appoint N. Robert Hammer, Brian Carolan and Warren H. Mondschein, and either of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of CommVault Systems, Inc. held of record by the undersigned at the close of business on July 1, 2013 and entitled to vote at the Annual Meeting of Stockholders of CommVault Systems, Inc. to be held at 9:00 a.m., local time, Wednesday, August 21, 2013, at the company’s offices located at 2 Crescent Place, Oceanport, New Jersey or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

	Mark here if you plan to attend the meeting.	☐

	Mark here for address change.	☐

IMPORTANT ANNUAL MEETING INFORMATION	Comments:

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON AUGUST 21, 2013.

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:

http://www.cfpproxy.com/6030

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.							For	Against	Abstain
					2.	Ratify appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2014.	☐	☐	☐
		For	With- hold	For All Except
1.	The election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐			For	Against	Abstain
					3.	Approve the Company’s Employee Stock Purchase Plan.	☐	☐	☐
(01) Armando Geday, (02) F. Robert Kurimsky, (03) David F. Walker
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) in the space provided below.
							For	Against	Abstain
					4.	Approve, by non-binding vote, the Company’s executive compensation.	☐	☐	☐

					5.	In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

Please be sure to date and sign this proxy card in the box below.			Date	Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

	Sign above	Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.				6030
x					y

z	REVOCABLE PROXY COMMVAULT SYSTEMS, INC.	{
YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1.        By Telephone (using a Touch-Tone Phone); or

2.        By Internet; or

3.        By Mail.

To Vote by Telephone:

Call 1-877-806-9511 Toll-Free on a Touch-Tone

Phone anytime prior to 3 a.m., August 21, 2013.

To Vote by Internet:

Go to https://www.rtcoproxy.com/cvlt prior to 3 a.m.,

August 21, 2013.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., August 21, 2013. It is not necessary to return this proxy if you vote by telephone or Internet.

	Mark here if you plan to attend the meeting.	☐

	Mark here for address change.	☐

Annual Meeting Materials are available at: http://www.cfpproxy.com/6030	Comments:

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	Annual Meeting of Stockholders AUGUST 21, 2013

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

		For	With- hold	For All Except
1.	The election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐

(01) Armando Geday, (02) F. Robert Kurimsky, (03) David F. Walker

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

		For	Against	Abstain
2.	Ratify appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2014.	☐	☐	☐

		For	Against	Abstain
3.	Approve the Company’s Employee Stock Purchase Plan.	☐	☐	☐

		For	Against	Abstain
4.	Approve, by non-binding vote, the Company’s executive compensation.	☐	☐	☐

5.	In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

x

y

COMMVAULT SYSTEMS, INC. — ANNUAL MEETING, AUGUST 21, 2013

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/6030

You can vote in one of three ways:

1.	Call toll free 1-877-806-9511 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.rtcoproxy.com/cvlt and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

COMMVAULT SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

August 21, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint N. Robert Hammer, Brian Carolan and Warren H. Mondschein, and either of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of CommVault Systems, Inc. held of record by the undersigned at the close of business on July 1, 2013 and entitled to vote at the Annual Meeting of Stockholders of CommVault Systems, Inc. to be held at 9:00 a.m., local time, Wednesday, August 21, 2013, at the company’s offices located at 2 Crescent Place, Oceanport, New Jersey or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

6030